Exhibit 2.3

ASSET PURCHASE AGREEMENT

by and among

TEXTURA PLANSWIFT CORPORATION,
TEXTURA CORPORATION

and

PLANSWIFT, LLC

Dated as of January 31, 2013

i

(continued)

(continued)

(continued)

Schedules

Schedule A	Business Financial Statements Principles
Schedule B	Net Working Capital Principles
Schedule 1.1(a)	Owned Intellectual Property
Schedule 1.1(b)	Accounts Receivable
Schedule 1.1(c)	Tangible Assets
Schedule 1.2(a)(i)	Transferable Permits
Schedule 1.2(a)(ii)	Purchased Contracts
Schedule 1.3(c)	Excluded Contracts
Schedule 1.3(d)	Other Assets
Schedule 1.4(a).	Accounts Payable
Schedule 1.4(b)	Other Current Operating Liabilities
Schedule 2.3	Allocation Principles
Schedule 4.1	Foreign Qualifications
Schedule 4.2(a)	Seller Capitalization
Schedule 4.4	Seller Consents
Schedule 4.5	Business Financial Statements
Schedule 4.6	No Adverse Effects or Changes
Schedule 4.9	Proceedings
Schedule 4.10	Compliance with Laws
Schedule 4.11	Material Contracts
Schedule 4.12(a)	Products
Schedule 4.12(b)	Seller Registered IP; Material Unregistered IP
Schedule 4.12(d)(i)	Exclusive Licenses
Schedule 4.12(d)(ii)	Standard Form License Agreement
Schedule 4.12(e)	IP Ownership
Schedule 4.12(g)	Use of Software
Schedule 4.12(h)	Disclosure of Source Code
Schedule 4.13	Accounts Receivable Aging
Schedule 4.14(b)	Real Property
Schedule 4.15	Permits
Schedule 4.16(a)	Insurance Policies
Schedule 4.16(b)	Insurance Claims
Schedule 4.17	Benefit Plans
Schedule 4.18	Seller Employees; Independent Contractors
Schedule 4.22	Transactions with Affiliates
Schedule 5.2(a)	Purchaser Capitalization Matters
Schedule 5.4	Purchaser Consents
Schedule 5.5	Textura Parent Financial Statements
Schedule 6.9	Maintenance and Support Services

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Redemption Note
Exhibit C	Seller’s Standard Form of License
Exhibit D	Form of Legend

Pursuant to Item 601(b)(2) of Regulation S-K, all schedules listed herein have been omitted, and the Registrant agrees to supplementally furnish a copy of such schedules to the Securities and Exchange Commission upon request.

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of January 31, 2013, by and among TEXTURA CORPORATION, a Delaware corporation (“Textura Parent”), TEXTURA PLANSWIFT CORPORATION, a Delaware corporation (“Purchaser”), and PLANSWIFT, LLC, a Delaware limited liability company (“Seller”).  Certain capitalized terms used herein are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Acquired Assets, and Purchaser is willing to assume all of the Assumed Liabilities, all upon the terms and conditions hereinafter set forth; and

WHEREAS, Textura Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Purchaser and wishes to join this Agreement as a party for the purposes set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

1.1                               Acquired Assets.  Subject to the terms and conditions of this Agreement, at and as of the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the assets (wherever located) (other than the Excluded Assets) that are owned by Seller or that are used by Seller in the Business, in each case free and clear of all Liens, including all of Seller’s right, title and interest in and to the following:

(a)                                 Intellectual Property.  All Intellectual Property owned by Seller (the “Owned Intellectual Property”), including the name “Planswift” and variations thereof, Software, proprietary rights owned by Seller in and to the Products or relating to the creation, development, sale or distribution of the Products, and the other Intellectual Property set forth on Schedule 1.1(a);

(b)                                 Accounts Receivable.  All rights to payment, accounts receivable, trade receivables, notes or other receivables, including those listed or described on Schedule 1.1(b), but excluding rights under loans, if any, to employees (collectively, the “Accounts Receivable”);

(c)                                  Tangible Assets.  All equipment, furniture, tools, spare parts, inventories, supplies, maintenance equipment, tangible IT Assets (including computers, printers, servers, hardware systems, networks, telephone systems and other similar infrastructure or assets), vehicles and all other items of personal property of every kind and description, including those listed or described on Schedule 1.1(c);

(d)                                 Information and Records.  All books, records, files, plans, specifications, technical and technical support information, confidential information, price lists, promotional materials, advertising copy and data, marketing research and information, competitive analyses, sales records, service records, customer lists and files, other customer information, plans and designs of equipment and test records, e-mail messages (including those stored on any computer, server or back-up tape of Seller, and all content and data attached to such e-mail messages), all intangible IT Assets and all other proprietary information, including copies (but not originals) of the following papers and records in Seller’s care, custody or control or otherwise available to it:  all Tax records, accounting records and financial records and files, personnel and labor relations records and employee benefits and compensation plans and records (collectively, the “Information and Records”);

(e)                                  Cash.  Unrestricted cash of Seller in an amount equal to $50,000 or such lesser amount of unrestricted cash of Seller as may actually be on-hand as of the Closing (the “Acquired Cash”) (it being understood that if there is greater than $50,000 of unrestricted cash of Seller on-hand as of the Closing, such excess shall constitute an Excluded Asset pursuant to Section 1.3(a));

(f)                                   Goodwill and Relationships.  All customer relationships, and all goodwill of Seller and the Business as a going concern; and

(g)                                  Other Assets.  All other assets of Seller, including the Prepaid Expenses and any other prepaid expenses and lease and similar deposits of Seller, claims and rights of Seller to insurance proceeds and awards and any and all other deposits, prepayments, guaranties, letters of credit, bonds, claims and rights of or for the benefit of Seller, rights of Seller in and to phone numbers, facsimile numbers, IP (Internet Protocol) addresses and e-mail addresses, and all claims of Seller (whether under any warranty or otherwise) related to assets described in the foregoing clauses (a) through (f) and this clause (g), whether known or unknown, choate or inchoate.

All of the assets described in this Section 1.1, together with the Purchased Contracts and Purchased Permits, are referred to herein collectively as the “Acquired Assets.”

1.2                               Assignment of Contracts and Permits.

(a)                                 Purchased Contracts and Purchased Permits.  Subject to the terms and conditions of this Agreement, at and as of the Closing, Seller shall assign and transfer to Purchaser, and Purchaser shall take assignment of, all of Seller’s right, title and interest in and to:

(i)                                     all of the Permits of Seller which relate to, in whole or in part, other Assets or which are used or held for use in, or relate to, in whole or in part, the Business and which are transferable, including those set forth on Schedule 1.2(a)(i) (collectively, the “Purchased Permits”); and

(ii)                                  the following Contracts to which Seller is a party (collectively, the “Purchased Contracts”):

A.                                    The Real Property Leases;

B.                                    All leases to or by Seller of personal property which is used or held for use in, or relates to, in whole or in part, the Business or another Asset, including those personal property leases set forth under the “personal property leases” heading on Schedule 1.2(a)(ii) (the “Personal Property Leases”);

C.                                    All customer contracts, purchase orders and other Contracts for the sale or provision by Seller of goods or services in connection with the Business, including those set forth under the “customer contracts” heading on Schedule 1.2(a)(ii), but excluding the Maintenance and Support Contracts and the Sales Channel Contracts;

D.                                    All purchase orders and other Contracts for the provision of goods or services (including leasing or hosting services) to Seller after the Closing and which relate to, in whole or in part, the Business or another Asset, including the Contracts set forth under the “supply contracts” heading on Schedule 1.2(a)(ii);

E.                                     All Contracts for the license to or by Seller of any Intellectual Property, including those set forth under the “intellectual property licenses” heading on Schedule 1.2(a)(ii) (collectively, the “Intellectual Property Licenses”), but excluding the Maintenance and Support Contracts and the Sales Channel Contracts; and

F.                                      The other Contracts of Seller listed or described on Schedule 1.2(a)(ii).

(b)                                 Certain Provisions Regarding Assignments; Failure to Obtain Third Party Consents.

(i)                                     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or assume any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if (A) an assignment or assumption thereof, without the Consent of a Governmental Authority or a third party thereto, would constitute a breach or violation thereof or result in the loss, termination or cancellation thereof or require a payment thereunder by reason of the assignment or assumption thereof and (B) such Consent is not obtained at or prior to the Closing.

(ii)                                  Without limitation of the rights or obligations of Seller or Purchaser under Article VIII, if any Purchased Contract or Purchased Permit or any claim, right, benefit or obligation thereunder or resulting therefrom is subject to Section 1.2(b)(i) because a Consent that is required in connection with the assignment or assumption thereof has not been obtained at or prior to the Closing or does not remain in full force and effect at or after the Closing, then until such time as such Consent is obtained, (A) Seller shall continue to use its commercially reasonable efforts (at its own expense) to obtain such Consent (including preparation and execution after Closing of any documents reasonably required to obtain any Consent) and (B) Seller and Purchaser shall cooperate in any commercially reasonable and lawful agreement designed to provide to Purchaser the benefits of such Purchased Contract or Purchased Permit and any claims, rights or other benefits thereunder or resulting therefrom.  To the extent that Purchaser is provided the benefits pursuant to this Section 1.2(b) of any such Purchased Contract or Purchased Permit or any claim, right or other benefit thereunder or resulting therefrom, Purchaser shall perform the obligations of Seller thereunder or in connection therewith with respect to periods following the Closing, but only to the extent that such obligation would have been an Assumed Liability but for the fact that such Consent has not been obtained prior to the Closing.

1.3                               Excluded Assets.  Notwithstanding the terms of Section 1.1 and 1.2, the following assets of Seller shall be retained by Seller, are not being sold or assigned to Purchaser hereunder and do not constitute Acquired Assets or Purchased Contracts, as applicable (all of the following are referred to herein collectively as the “Excluded Assets”):

(a)                                 All cash, certificates of deposits, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon, in excess of the Acquired Cash;

(b)                                 Originals of Seller’s tax records, accounting records and financial records and files, personnel and labor relations records and employee benefits and compensation plans and records; and

(c)                                  Other than any Contract specifically identified on Schedule 1.2(a)(ii), (i) all Contracts or other obligations existing as of the Closing to the extent relating to the provision by Seller of Software updates, technical support, training and other maintenance and support to customers of the Business, including in connection with Seller’s “Updates and Support program” (the Contracts described in this clause (i), collectively, the “Maintenance and Support Contracts”); (ii) all Contracts existing as of the Closing (x) relating to the distribution or re-sale of any Products or Software of the Business or (y) with any “referral partner” or other third party relating to commissions or referral fees payable in connection with the sale by Seller of any Products or Software (the Contracts described in this clause (ii), collectively, the “Sales Channel Contracts”); and (iii) without limiting the generality of either of the foregoing clauses (i) or (ii), the Contracts listed on Schedule 1.3(c) (the Contracts described in this Section 1.3(c), collectively, the “Excluded Contracts”); and

(d)                                 The other assets listed or described on Schedule 1.3(d).

1.4                               Assumed Liabilities.  At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)                                 Accounts Payable.  All trade accounts payable of Seller with the Persons listed on Schedule 1.4(a), but not to exceed the amount set forth on Schedule 1.4(a) and only to the extent accrued in the calculation of the Closing Net Working Capital (the “Assumed Accounts Payable”);

(b)                                 Other Current Operating Liabilities.  The other current liabilities of Seller incurred in the ordinary course of business that (i) are listed or described on Schedule 1.4(b), but not to exceed with respect to any individual item the amount set forth on Schedule 1.4(b) with respect thereto, or (ii) are not listed on Schedule 1.4(b) and do not otherwise exceed $5,000 individually or $15,000 in the aggregate, but in each case of the foregoing clauses (i) and (ii) only to the extent accrued in the calculation of the Closing Net Working Capital (the “Other Current Operating Liabilities”); and

(c)                                  Purchased Contracts and Purchased Permits.  Subject to Sections 1.2(b) and 1.5(b), all obligations that are required to be performed after the Closing Date under the Purchased Contracts and Purchased Permits (but not any obligation of Seller (i) that have become due as of, prior to or as a result of the Closing or (ii) arising out of any breach by Seller of or default by Seller under any such Purchased Contract or Purchased Permit (or out of any event that occurs prior to Closing that, with the passage of time or the giving of notice or both, would become such a breach or default)); provided, that, unless Purchaser elects in writing otherwise, Purchaser shall not assume, or agree to pay, perform, fulfill or discharge, any Liability arising under any Contract that Seller has not disclosed on a Schedule to this Agreement.

1.5                               Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary:

(a)                                 except as specifically set forth in Section 1.4, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any Liability of Seller or any of its Affiliates whatsoever, including any Liability disclosed on the Schedules hereto (other than Schedule 1.4(a) or Schedule 1.4(b)); and

(b)                                 without limiting the generality of the foregoing, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any of the following Liabilities of Seller or any of its Affiliates:

(i)                                     Liabilities under, arising out of, or with respect to, any Benefit Plan or any other current or former benefit plan, policy, program, contract or arrangement of Seller or any of its Affiliates, or to or with respect to current or former employees, or current or former agents or Independent Contractors, of Seller or any of its Affiliates or their respective predecessors, or any of their respective assigns, in each case whether arising before or after the Closing;

(ii)                                  except for the Assumed Liabilities described in Section 1.4(c) with respect to the Purchased Contracts, Liabilities arising out of, or with respect to, the distribution, servicing, sale or use (whether or not intended) of Products sold or licensed by Seller prior to the Closing or services provided or other work performed by Seller prior to the Closing (in all cases regardless of whether the occurrence giving rise to the particular Liability occurs prior to or following the Closing), and including Liabilities in connection with written or implied warranties or constituting or arising out of death, personal injury, property damage or consumer fraud;

(iii)                               Liabilities for Taxes;

(iv)                              except as specifically set forth in Section 1.4, Liabilities arising out of, or with respect to, the operation or ownership of the Business or Assets prior to the Closing, including any Proceeding arising from any matter disclosed pursuant to any of the Schedules to Article IV;

(v)                                 Liabilities constituting, arising from or relating to any Indebtedness of Seller or any of its Affiliates;

(vi)                              Liabilities arising under any Environmental Laws or arising out of, or with respect to, the ownership, use or operation of any currently or formerly owned or leased real property, including the Leased Real Property, prior to the Closing; or

(vii)                           Liabilities of Seller to the extent arising out of, or with respect to, the Excluded Assets.

The Liabilities described in this Section 1.5 are referred to herein as the “Retained Liabilities”.

ARTICLE II

PURCHASE PRICE

2.1                               Payment of the Purchase Price.  As consideration for the sale of the Acquired Assets by Seller and the performance by Seller of its obligations under this Agreement, Purchaser shall:

(a)                                 Assume the Assumed Liabilities on and as of the Closing Date in accordance with Section 1.4; and

(b)                                 Pay the Purchase Price on the terms and subject to the conditions of this Agreement and take the following actions with respect thereto at the Closing:

(i)                                     Pay to Seller, by wire transfer of immediately available funds, an amount equal to the Closing Payment Amount;

(ii)                                  Cause Textura Parent to (and Textura Parent shall) issue to Seller the Closing Textura Shares;

(iii)                               Issue and deliver to Seller a promissory note in the principal amount of $1,296,000 (the “Installment Note”); and

(iv)                              Cause Textura Parent to (and Textura Parent shall) issue, and deliver to the Escrow Holder, the Holdback Textura Shares in the name of Seller but subject to the escrow and other related restrictions set forth in Section 6.1.

From and after the Closing, Purchaser shall pay the Installment Note as and when due in accordance with the terms and conditions thereof, and Escrow Holder shall release the Holdback Textura Shares (subject to the terms and conditions of Section 6.1) upon the expiration of the Holdback Period.  The Purchase Price shall be subject to adjustment as set forth in Section 2.2(c) and Article VIII (and, as so adjusted, is referred to herein as the “Adjusted Purchase Price”).

2.2                               Adjustment to Purchase Price.

(a)                                 On or prior to the Closing Date, Seller has delivered to Purchaser a statement setting forth Seller’s good faith estimate of the Closing Net Working Capital, which estimate is hereby recorded to have been negative $740,248 (the “Estimated Closing Net Working Capital”).  Accordingly, the Closing Payment Amount is hereby recorded to be equal to $1,038,760.  Notwithstanding anything to the contrary in Section 2.2(b)(i), Seller and Purchaser hereby acknowledge and agree that the Acquired Cash is an amount equal to $50,000 and that the transfer and delivery of the Acquired Cash from Seller to Purchaser shall be effectuated by offset from the wire transfer of the Closing Payment Amount to Seller, and that Purchaser shall be permitted to deposit $50,000 from the Closing Payment Amount into a bank account established by Purchaser.

(b)                                 Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller an unaudited statement (the “Closing Statement”) of the Closing Net Working Capital, which shall be prepared in accordance with the Net Working Capital Principles.  Promptly upon Seller’s request, Purchaser shall make available to Seller copies of the work papers and back-up materials used by Purchaser in preparing the Closing Statement and such other documents as Seller may reasonably request in connection with its review thereof.  Within thirty (30) days after Seller’s receipt of the Closing Statement, Seller shall deliver to Purchaser a written statement either accepting the Closing Statement or specifying any objections thereto.  If Seller does not deliver any such objections within such thirty-day period, the Closing Statement shall become final and binding upon all parties.  If Seller does deliver such objections within such thirty-day period, and the parties cannot resolve such objections within thirty (30) days after Purchaser’s receipt thereof, any remaining disputes shall be resolved by Ernst & Young LLP or another nationally recognized independent accounting firm mutually agreed upon by Seller and Purchaser (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment and shall resolve such disputes based solely on the presentations of Purchaser and Seller as to the calculation of the disputed items in accordance with the Net Working Capital Principles.  The resolution of such disputes by the Accounting Firm shall be set forth in writing and shall be final and binding upon all parties, and the Closing Statement, as modified by such resolution, shall become final and binding upon the date of such resolution.  The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

(c)                                  Purchase Price Adjustment.

(i)                                     If the Closing Net Working Capital (as determined to be final and binding pursuant to Section 2.2(b)) is greater than the Estimated Closing Net Working Capital, then Purchaser shall promptly (and in any event within five (5) Business Days after the date that the Closing Statement becomes final and binding pursuant to Section 2.2(b)) pay by wire transfer of immediately available funds an amount equal to such difference to an account designated in writing by Seller.

(ii)                                  If the Closing Net Working Capital (as determined to be final and binding pursuant to Section 2.2(b)) is less than the Estimated Closing Net Working Capital, then Seller shall promptly (and in any event within five (5) Business Days after the date that the Closing Statement becomes final and binding pursuant to Section 2.2(b)) pay by wire transfer of immediately available funds an amount equal to such difference to an account designated in writing by Purchaser.

(iii)                               The Purchase Price shall be deemed to be increased by the amount by which the Closing Net Working Capital (as determined to be final and binding pursuant to Section 2.2(b)) exceeds the Target Working Capital or decreased by the amount by which the Closing Net Working Capital (as determined to be final and binding pursuant to Section 2.2(b)) is less than the Target Working Capital.

(d)                                 For the avoidance of doubt, the terms “greater than” and “less than” shall have their ordinary mathematical meaning when used with respect to negative numbers in connection with the determination of the adjustment described in this Section 2.2 and in the definition of “Closing Payment Amount.”  For example, the number -750,000 is less than the number -500,000.

(e)                                  Cooperation and Access to Books and Records.  Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate in good faith and assist each other in the finalization of the Closing Statement, including the making available to the extent necessary of books, records, working papers and personnel.

2.3                               Allocation.  The Purchase Price and all other amounts constituting consideration for the Acquired Assets shall be allocated among the Acquired Assets and the covenants set forth in Section 6.8 in accordance with Section 1060 of the Code and in a manner consistent with the principles set forth in Schedule 2.3.  Within forty-five (45) days after the Closing Date, Purchaser shall deliver to Seller for Seller’s review a schedule allocating the Purchase Price and all other amounts constituting consideration for the Acquired Assets among the Acquired Assets and the covenants set forth in Section 6.8 in accordance with such principles (the “Allocation Schedule”).  Textura Parent, Purchaser and Seller shall execute and submit all necessary forms to report the transactions contemplated hereby for federal and state income Tax purposes in accordance with the Allocation Schedule and shall not take a position for Tax purposes inconsistent therewith.  Any adjustment to the Purchase Price or other amount constituting consideration for the Acquired Assets shall be allocated as provided by Treas. Reg. § 1.1060-1 (or any successor regulation).

ARTICLE III

CLOSING

3.1                               Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. central time on the date hereof (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

3.2                               Seller Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser or Textura Parent, as applicable, each of the following:

(a)                                 A bill of sale and assignment and assumption agreement for the assignment, transfer and delivery of the Acquired Assets and the assumption of the Assumed Liabilities (the “Bill of Sale and Assignment Agreement”), duly executed by Seller;

(b)                                 Original instruments of assignment evidencing the assignment of the Owned Intellectual Property, in form suitable for registration, recordation or filing with any applicable Governmental Authority (the “IP Assignment Documents”), in each case duly executed by Seller;

(c)                                  Employment agreements and invention protection agreements in form and substance satisfactory to Purchaser and each of the Key Employees (the “Employment Agreements”), duly executed by each of the Key Employees;

(d)                                 A consulting agreement and invention protection agreement in form and substance satisfactory to Purchaser and the Consultant (the “Consulting Agreement”), duly executed by the Consultant;

(e)                                  (i) Noncompetition agreements in form and substance satisfactory to Purchaser and each of the Unitholders, duly executed by each Unitholder (the “Noncompetition Agreements”) and (ii) an agreement with respect to certain other obligations, representations and acknowledgments of and by Seller, the Unitholders and each of the Other Affiliated Entities, duly executed by Seller, each Unitholder and each of the Other Affiliated Entities (other than Techra Software, Inc., which is no longer in existence) (the “Other Closing Matters Agreement”);

(f)                                   Copies of all Seller Consents;

(g)                                  A certificate of good standing for Seller from the State of Delaware dated within ten (10) days prior to the Closing Date;

(h)                                 A certificate from the secretary of Seller certifying (i) resolutions of the Board of Managers and the Unitholders approving and authorizing the execution, delivery and performance of this Agreement and each of the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby; and (ii) the Organizational Documents of Seller;

(i)                                     (i) An instrument pursuant to which Seller agrees to be bound by the Textura Parent Organizational Documents in form and substance satisfactory to Textura Parent and (ii) ten (10) original stock powers in form satisfactory to Textura Parent duly executed in blank by Seller, which Escrow Holder shall be authorized to complete, if applicable, after the Closing on the terms and subject to the conditions of Section 6.1 (the “Seller Holdback Stock Powers”);

(j)                                    A statement, in the form set forth in Treasury Regulation §1.1445-2(b)(2), that Seller is not a foreign person; and

(k)                                 Such other documents and instruments of transfer as Purchaser may reasonably request to evidence (or record with Governmental Authorities) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

3.3                               Purchaser Deliveries.  At the Closing, Purchaser shall deliver, or cause Textura Parent to deliver (and Textura Parent will deliver), each of the following:

(a)                                 To Seller, the Closing Payment Amount pursuant to Section 2.1(b)(i);

(b)                                 To Seller, the Bill of Sale and Assignment Agreement, duly executed by Purchaser;

(c)                                  To the Key Employees, each of the Employment Agreements, duly executed by Purchaser;

(d)                                 To the Consultant, the Consulting Agreement, duly executed by Purchaser;

(e)                                  To Seller, the Installment Note, duly executed by Purchaser;

(f)                                   To Seller, a stock certificate, duly executed by an authorized officer of Textura Parent, representing the duly and validly issued Closing Textura Shares, issued to Seller;

(g)                                  To the Escrow Holder, a stock certificate, duly executed by an authorized officer of Textura Parent, representing the duly and validly issued Holdback Textura Shares, issued to Seller but subject to the escrow and other related restrictions set forth in Section 6.1;

(h)                                 A certificate of good standing for each of Purchaser and Textura Parent from the State of Delaware dated within ten (10) days prior to the Closing Date;

(i)                                     A certificate from the secretary of Textura Parent certifying (i) resolutions of board of directors of Textura Parent approving and authorizing the execution, delivery and performance of this Agreement and each of the Related Agreements and the consummation by Textura Parent and Purchaser of the transactions contemplated hereby and thereby and (ii) the Textura Parent Organizational Documents; and

(j)                                    Such other documents and instruments of transfer as Seller may reasonably request to evidence (or record with Governmental Authorities) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE IV

SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows:

4.1                               Due Incorporation and Good Standing of Seller.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own, lease and operate its properties and to conduct the Business as they are now owned, leased, operated and conducted.  Seller is licensed or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, except where failure to be so qualified or in good standing would not be material to the Business.  All such jurisdictions where Seller is so licensed or qualified are set forth on Schedule 4.1.

4.2          Capitalization of Seller; Subsidiaries; Indebtedness.

(a)           Capitalization of Seller.  Schedule 4.2(a) sets forth a true and complete list of each Person who owns (of record or beneficially) any membership interest or any other equity or ownership interest of Seller (collectively, the “Unitholders”) and the number and type of membership interest or other equity or ownership interests owned of record and/or beneficially by each Unitholder.  Other than the membership interests or other equity or ownership interests set forth on Schedule 4.2(a), there are no equity or ownership interests of Seller or securities convertible into equity or ownership interests of Seller or otherwise containing any equity features with respect to Seller (including equity appreciation, phantom equity or similar rights) or any Contracts, subscriptions, options, warrants or other rights or agreements existing or outstanding which provide for the sale, transfer or issuance of any equity or ownership interests of Seller, and there are no Contracts relating to (i) the voting of Seller’s membership interests or other equity or ownership interests or the giving of written consents with respect thereto (including any voting trust agreement or proxy), (ii) the registration, sale or transfer of Seller’s membership interests or other equity or ownership interests (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights), (iii) preemptive rights or Contracts with respect to Seller’s membership interests or other equity or ownership interests, or (iv) any similar Contract among Unitholders.

(b)           Subsidiaries.  Seller does not own and has never owned, directly or indirectly, any capital stock or other equity or ownership interest in any Person.

(c)           Indebtedness.  Seller does not have any Indebtedness.

(d)           Management.  Seller is managed by a Board of Managers, and the sole member of the Board of Managers is the Consultant.

4.3          Due Authorization.  Seller has full power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by Seller’s Board of Managers and by the Unitholders, and no other actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement, its Related Agreements or the transactions contemplated hereby and thereby.  This Agreement and each of Seller’s Related Agreement have been, duly executed and delivered by Seller.  This Agreement and each of Seller’s Related Agreements constitute, legal, valid and binding obligations of Seller, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.4          Consents; No Conflicts.  Except for the Consents set forth on Schedule 4.4 (the “Seller Consents”), the execution, delivery and performance by Seller of this Agreement and the Related Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) require Seller or any Unitholder to give any notice to or obtain any Consent from any Governmental Authority or any other Person, (b) violate any Law applicable to Seller, any Unitholder, the Business or any of the Assets; (c) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller or any Unitholder is a party or by which Seller or any Unitholder or any of the assets of Seller or any Unitholder are bound; (d) permit the acceleration of the maturity of any Indebtedness of Seller; or (e) violate or conflict with any provision of any of the Organizational Documents of Seller.  Seller acknowledges that certain Consents are required to transfer the license Contracts for certain third party Software or other components and/or plugins used in the creation, development, sale and/or distribution of certain Products, and Seller represents and warrants that, if the required Consents cannot be obtained by Seller even after Closing, then Purchaser will be able to purchase for itself all third party licenses used in the creation, development, sale and/or distribution of the Products for a sum of no more than $10,000 in the aggregate.  Nothing in this Section 4.4 will limit the rights or obligations of Seller or Purchaser under Section 1.2(b) or Article VIII.  Seller has delivered to Purchaser true and complete copies of all of the Organizational Documents of Seller, in each case as currently in effect, and neither Seller nor any Unitholder is in default thereunder or in violation of any provision thereof.

4.5          Business Financial Statements; No Undisclosed Liabilities.  Attached hereto as Schedule 4.5 are true and complete copies of the Business Financial Statements.  The Business Financial Statements, including the footnotes and year-end adjustments set forth therein, present fairly the financial position, assets and Liabilities of Seller or Tech Unlimited, Inc., as applicable as of the dates thereof and the revenues, expenses and results of operations of Seller or Tech Unlimited, Inc., as applicable for the periods covered thereby, in each case in conformity with the Business Financial Statement Principles applied consistently during such periods in accordance with the past accounting practices of Seller.  The Business Financial Statements make full and adequate disclosure of, and provision for, all Liabilities of Seller or Tech Unlimited, Inc., as applicable as of the dates thereof, and Seller has incurred no Liabilities, whether absolute, contingent, accrued or otherwise, which are not shown or which are in excess of amounts shown or reserved for in the Interim Balance Sheet, other than Liabilities (a) of the same nature as those set forth or reserved for in the Interim Balance Sheet which were incurred after the date of the Interim Balance Sheet in the ordinary course of business or (b) which are set forth on Schedule 4.5.  The Business Financial Statements are in accordance with the books and records of Seller and do not reflect any transactions that are not bona fide transactions in connection with the Business.

4.6          No Adverse Effects or Changes.  Since January 1, 2010, the Business has been conducted by Seller or the Other Affiliated Entities, as applicable, only in the ordinary course of business and consistent with past practices.  Without limiting the foregoing, except as set forth on Schedule 4.6, since January 1, 2010, except as set forth on Schedule 4.6, Seller has not, and the Other Affiliated Entities in respect of the Business have not:

(a)           suffered any Material Adverse Effect;

(b)           suffered any material damage, destruction or loss to any of its assets (whether or not covered by insurance);

(c)           taken any material action, or entered into or authorized any Contract or transaction or any amendment or modification to any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

(d)           sold, transferred, conveyed, assigned or otherwise disposed of any material part of its assets, except licenses of Software in the ordinary course of business and consistent with past practice;

(e)           acquired or leased any assets other than in the ordinary course of business and consistent with past practice;

(f)            waived, released or cancelled any claims against third parties or debts owing to it or any rights which have any material value;

(g)           made any material changes in its accounting systems, policies, principles or practices;

(h)           incurred any Indebtedness or made any payment or repayment in respect of any Indebtedness (excluding, for the avoidance of doubt, trade payables and accrued expenses incurred or paid in the ordinary course of business and consistent with past practice);

(i)            suffered or permitted the creation of any Lien over any of the Assets;

(j)            entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, program or other arrangement for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee other than scheduled increases in the ordinary course of business and consistent with past practices, or paid any benefit not required by any existing plan and arrangement or entered into any Contract or arrangement to do any of the foregoing;

(k)           paid any amount or incurred or performed any Liability in settlement or compromise of any Proceedings or claims against it or any of its members, directors, officers, managers, employees or agents; or

(l)            terminated the employment of any employee outside of the ordinary course of business and consistent with past practices.

4.7          Title to Acquired Assets.  Seller has good title to, and is the lawful owner of, each of the Acquired Assets, and has the lawful right to use each of the Leased Assets, in each case free and clear of any Lien.  Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets to Purchaser.

4.8          Condition and Sufficiency of Assets.

(a)           All of the tangible assets of Seller used in the Business, whether real or personal, owned or leased (excluding Intellectual Property) are in good operating condition and repair (with the exception of normal wear and tear) for the purposes of the Business as presently conducted.

(b)           The Assets constitute all of the assets, properties and rights (except for the Excluded Assets) that are required for or currently used in connection with the conduct of the Business as it is presently conducted by Seller.

(c)           Seller conducts no business, and has conducted no business, other than the Business.

4.9          Proceedings.  Except as set forth in Schedule 4.9:

(a)           There are no Proceedings pending (or, to Seller’s Knowledge, threatened) against or affecting Seller or any of its officers, directors, employees, agents or members in their capacity as such or as a result of their employment or relationship with Seller.  Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  Seller has not entered into any Contract to settle or compromise any Proceeding pending or threatened against it which has involved any Liability other than the payment of money or for which Seller has any continuing Liability.

(b)           There are no Proceedings pending (or, to Seller’s Knowledge, threatened) by or against Seller with respect to the Assets, the Business, this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and to Seller’s Knowledge there is no valid basis for any such Proceeding.

4.10        Compliance with Laws.  To Seller’s Knowledge, Seller is conducting the Business in compliance with all applicable Laws.  Except as set forth in Schedule 4.10, since January 1, 2010, neither Seller nor the Business, nor any Other Affiliated Entity in respect of the Business, has been in material default or violation of any Law applicable to Seller or the Business or such Other Affiliated Entity, or by which any Asset is bound, and no notice of non-compliance by Seller, or any Other Affiliated Entity in respect of the Business, with any Law applicable to the Business has been received by Seller (and Seller has no Knowledge of any such notice delivered to any other Person).  Without limiting the generality of the foregoing, none of Seller, nor any of the Other Affiliated Entities in respect of the Business, nor any officer, director, employee, consultant or agent of any of them acting on their behalf has made any payment or taken any other action in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

4.11        Material Contracts.

(a)           Schedule 4.11 sets forth a true and complete list of all Contracts of the following types to which Seller is a party or by which it is bound or which are used or held for use in, or relate to, in whole or in part, the Business, or to which any of the Assets is subject:

(i)            any Contract of any kind with any manager, officer, Unitholder or employee of Seller or any of the Affiliates of such individuals, and any Contract of any kind with any Affiliate of Seller;

(ii)           any Contract or that either (a) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 or provides for the delivery or license of goods or other property or performance of services, or any combination thereof, having a value in excess of $25,000, or (ii) has a term, or requires the performance of any obligations by Seller over, a period in excess of ninety (90) days;

(iii)          any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person, in any case which involves consideration in excess of $10,000 or is not terminable at will;

(iv)          any Contract relating to the Owned Intellectual Property or to Seller’s use or disclosure of Intellectual Property or IT Assets (except (A) licenses of unmodified mass-marketed software with a total license fee of less than $10,000 per year or $50,000 in the aggregate and that is not redistributed or included as a component or plug-in in any Software sold or licensed by Seller and (B) licenses to customers that are on Seller’s standard form license agreements as attached in Exhibit C));

(v)           any Contract pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any Liability of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(vi)          any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to Indebtedness;

(vii)         any Contract involving a partnership, joint venture or any other cooperative undertaking;

(viii)        any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller or any of Seller’s employees;

(ix)          any Contract containing a written warranty, performance guaranty or other similar undertaking with respect to contractual performance extended by Seller;

(x)           any power of attorney or agency agreement or other Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person and that is currently outstanding and effective;

(xi)          any Contract, whether or not fully performed, relating to any acquisition or disposition of any stock of, or any material portion of the assets of, Seller or any other Person, or any acquisition or disposition of any subsidiary, division or line of business of Seller or any other Person;

(xii)         any Contract not made in the ordinary course of business and consistent with past practice and that is to be performed in whole or in part at or after the date of this Agreement;

(xiii)        any Contract providing for payments (other than compensation) based, in whole or in part, on profits, revenues, fee income or other financial performance measures of Seller; and

(xiv)        any Contract not specified above that is material to the Business or to Seller.

(b)           Seller has made available to Purchaser in the Data Room (i) true and complete copies of each Contract set forth or required to be set forth on Schedule 4.11, in each case as amended or modified to date (collectively, with the oral agreements described in the following clause (ii), the “Material Contracts”) and (ii) a written description of each oral agreement so listed on Schedule 4.11.  Except as set forth on Schedule 4.11, each of the Material Contracts is legal, valid and binding on Seller and, to Seller’s Knowledge, is legal, valid and binding on each other party to such Material Contract.  Except as set forth on Schedule 4.11, each of the Material Contracts is in full force and effect in accordance with its terms.  Seller has made available in the Data Room to Purchaser true and complete copies of each form of Material Contract that has been used in the Business and is in effect with respect to any third party.  Each oral agreement included in the Material Contracts is terminable at will by any party to such agreement, and there are no Liabilities of Seller under any such oral agreement other than as expressly set forth in the Schedule or Schedules on which such oral agreement is listed or described.

(c)           Except as set forth on Schedule 4.11, neither Seller, nor any Other Affiliated Entity in respect of the Business, has breached any provision of, nor are any of them in material default under the terms of, any Contract, and, to Seller’s Knowledge, no other party to any Contract to which Seller, or any Other Affiliated Entity in respect of the Business, is party has breached any material provision of, or is in material default under the terms of, any such Contract.  No event has occurred which, with notice or passage of time, or both, would give rise to a material default or breach under any Contract by Seller, or any Other Affiliated Entity in respect of the Business, or, to Seller’s Knowledge, by any other party to any Contract to which Seller, or any Other Affiliated Entity in respect of the Business, is a party.

(d)           Except as listed in Schedule 4.11, neither Seller, nor any Other Affiliated Entities in respect of the Business, is, and none of them have been since January 1, 2010, a party to any Government Contract.

4.12        Intellectual Property; Software

(a)           Schedule 4.12(a) sets forth (i) a true and complete list (by name and version number) of all products, Software or service offerings of Seller (collectively, the “Products”) that have been leased, licensed, sold, distributed or otherwise disposed of by Seller in the three (3) year period preceding the date hereof, together with those Products that are contemplated as of the Closing Date to be leased, licensed, sold, distributed or otherwise disposed of by Seller, and (ii) for each Product, a true and complete list of all material components (including libraries, middleware and open source Software) and plug-ins that are bundled with, added to, incorporated into or linked (dynamically or statically) with such Product or that are otherwise necessary to develop, compile or operate such Product, in each case indicating whether such component or plug-in is owned by Seller or a third party.

(b)           Schedule 4.12(b) sets forth a true and complete list of (i) all Seller Registered IP and (ii) all material unregistered Trademarks and Copyrights (other than Products already listed) owned by Seller.  Each item of Seller Registered IP is in compliance with all formal legal filing and maintenance requirements and is valid and subsisting.

(c)           Seller (i) owns and possesses all right, title and interest in and to, in each case free and clear of all Liens or other restrictions on use or disclosure, (A) all of the Intellectual Property listed or required to be listed on Schedule 4.12(b) and (B) all Products and all components and plug-ins thereof (unless such component or plug-in is designated as owned by a third party on Section 4.12(a)) and (ii) owns or has valid and enforceable licenses, pursuant to written Contracts as may be set forth on Schedule 4.11, to use all other Intellectual Property used by Seller in accordance with its past and current practices, which licenses permit all actual uses of such Intellectual Property by Seller.  To Seller’s Knowledge, the conduct of the Business and the past and current creation, development, sale or distribution of the Products by Seller, its Affiliates, or any associated third party, does not violate any of the aforementioned licenses.  No Person who has licensed any Intellectual Property to Seller, or any of the Other Affiliated Entities in respect of the Business, has ownership rights or license rights to customizations, modifications or improvements made by or for Seller, or any of the Other Affiliated Entities in respect of the Business, to such underlying licensed Intellectual Property.

(d)           In each case in which Seller has acquired ownership of any Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all of the assignor’s rights in and to such Intellectual Property to Seller.  Except as disclosed on Schedule 4.12(d)(i), Seller has not licensed or granted any Software, Product or other Intellectual Property to any Person on an exclusive basis or with a broader (i) grant of rights to Intellectual Property, (ii) warranties, or (iii) indemnities, in each case than the rights expressly granted in Seller’s standard form license agreements as attached in Schedule 4.12(d)(ii).

(e)           Seller exclusively owns and possesses the entire right, title and interest in and to all Intellectual Property created or developed by or for, or under the direction or supervision of, Seller, or any Other Affiliated Entity in respect of the Business.  To Seller’s Knowledge, no developer has any claim to any right, title or interest in or to any Intellectual Property created or developed by the developer during the developer’s employment or other contractual relationship with Seller.  Seller has made all payments owed by it to Badr for Information Technology LLC as of the Closing Date.  No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Product or Owned Intellectual Property.  To the extent that any Intellectual Property has been developed, created or enhanced independently or jointly by an employee, Independent Contractor or other Person for Seller, such Intellectual Property is listed on Schedule 4.12(e), and Seller has a written Contract with such Person with respect thereto, and Seller has obtained a written assignment sufficient to transfer ownership of, and is the exclusive owner of, all such Intellectual Property, and that adequately protects the Seller’s Intellectual Property, including confidential information and Trade Secrets.  None of the Unitholders or any of their respective Affiliates (including the Other Affiliated Entities) owns any right, title or interest in any Intellectual Property owned or used by Seller.

(f)            The Intellectual Property and IT Assets owned or validly licensed by Seller are sufficient for the operation of the Business as contemplated as of the Closing Date.

(g)           All Products that have been provided by Seller, or any Other Affiliated Entity in respect of the Business, in the three (3) year period prior to the Closing Date perform in all material respects in accordance with their advertised, displayed, distributed or published documentation, specifications and warranties and applicable Contracts and requirements under any Law and any representation or statement made or provided with respect thereto by or on behalf of Seller; and neither Seller, nor any of the Other Affiliated Entities in respect of the Business, has received written notice that there has been any claim by any customer or other Person alleging that any Product (including each version thereof that has ever been licensed or otherwise made available by Seller to any Person) does not so perform in all material respects, and, to Seller’s Knowledge, there is no basis for any such claim.  All services that have been performed by Seller have been performed in material conformity with the terms and requirements of all applicable warranties, Contracts and Laws.  Except as set forth on Schedule 4.12(g), no Software or other Intellectual Property is used by Seller, any Affiliates or any associated third parties in such a way as to subject such Software or Intellectual Property to the GNU general public license (GPL) or limited general public license (LGPL) or other license in a way that would require such Software or Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

(h)           Except as set forth in Schedule 4.9, no Proceeding by any Person is currently outstanding or pending or, to Seller’s Knowledge, threatened that (A) contests the validity, enforceability, use or ownership of any of the Owned Intellectual Property or (B) to Seller’s Knowledge, otherwise involves any Intellectual Property used by Seller.  Seller has taken all commercially reasonable action to maintain and protect its Intellectual Property and, in particular, except as set forth in Schedule 4.12(h), has not disclosed (and none of its Affiliates have disclosed) the source code for the Owned Intellectual Property, including any Product, to any Person other than to consultants or other third parties who have a need to know to perform their respective obligations to Seller and who are bound by written agreements to protect the confidentiality of the source code and to refrain from using or disclosing it except as permitted by such written agreements.

(i)            Neither Seller, nor any Other Affiliated Entity in respect of the Business, has infringed, misappropriated, or otherwise conflicted with, and, by conducting the Business as currently conducted or proposed to be conducted, Purchaser will not infringe, misappropriate or conflict with, any Intellectual Property of any other Person in any manner, and to Seller’s Knowledge there are no facts that indicate a likelihood of any of the foregoing.  Except as set forth in Schedule 4.9, there are no pending or, to Seller’s Knowledge, threatened claims by any Person against Seller, or any Other Affiliated Entity in respect of the Business, alleging that it infringes, misappropriates or otherwise conflicts with the Intellectual Property of any Person.  To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any Product or other Owned Intellectual Property, and to Seller’s Knowledge there are no facts that indicate a likelihood of any of the foregoing.

(j)            Seller, and the Other Affiliated Entities in respect of the Business, have taken all measures reasonably necessary to safeguard the internal and external integrity of their respective electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, Software (owned and third party), networks, peripherals and computer systems, including any outsourced systems and processes (e.g., call centers) and all documentation associated with any of the foregoing (collectively, “IT Assets”) and the data that the IT Assets contain (including the data of its customers and vendors).  With respect to the IT Assets, (i) to Seller’s Knowledge, there have been no unauthorized intrusions or breaches of security, (ii) there has not been any material malfunction that has not been remedied or replaced in all material respects, (iii) since January 1, 2010, there has been no material unplanned downtime or material service interruption, (iv) there is no existing pattern or repetition of customer complaints regarding functionality or performance and (v) no Person providing services to Seller, or any Other Affiliated Entity in respect of the Business, has failed to meet any material service obligations.  To Seller’s Knowledge, all IT Assets owned or controlled by Seller, or any Other Affiliated Entity in respect of the Business, are reasonably documented and are free of any disabling codes or instructions, including “viruses”, “worms”, “back doors”, “time bombs”, “Trojan horses”, “drop dead devices”, or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

4.13        Accounts Receivable.  All Accounts Receivable that are reflected on the Business Financial Statements, to the extent uncollected as of the date hereof, are valid and existing, and the Accounts Receivable reflected in the Closing Statement will be valid and existing as of the date of the Closing Statement, and in each case such Accounts Receivable reflect (or will reflect, as applicable) amounts due arising from bona fide sales actually made or bona fide services actually performed by Seller in the ordinary course of business.  Schedule 4.13 contains a true and correct aging schedule for the Accounts Receivable of Seller as of the date hereof.  To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any material increase in the uncollectibility or delinquency in payment of the Accounts Receivable.

4.14        Real Property.

(a)           Seller has never owned any real property.

(b)           Schedule 4.14(b) sets forth a true and complete list of all leases of real property to which Seller is a party (the “Real Property Leases”), and a description of the real property leased to Seller thereunder (the “Leased Real Property”).  The Leased Real Property constitutes all of the land, other real property and real property interests that are owned or used by Seller and its Affiliates in connection with the Business.

(c)           Other than base rent, Seller’s share of operating expenses in the ordinary course of the tenancy, or security deposits, there are no monetary obligations owed by either Seller or any applicable landlord under the Real Property Leases (each such party being referred to individually as a “Lease Party”), as the case may be, to the other, nor any monetary claims which any Lease Party has against the other.

(d)           To Seller’s Knowledge, the landlord under each Real Property Lease is in material compliance with all federal, state and local Laws affecting the use of the Leased Real Property.

(e)           Other than maintenance and repair obligations under the Real Property Leases, there are no obligations of Seller to restore, modify or otherwise perform any work on the Leased Real Property.

(f)            The landlords under the Real Property Leases have promptly billed Seller for all additional rent obligations due under the Real Property Leases.  Seller does not have any obligations with respect to additional rent obligations accruing prior to December 31, 2012.

4.15        Permits.  Schedule 4.15 sets forth a true and complete list of all Permits held by Seller with respect to the Assets or the Business.  All such Permits are in full force and effect.  Except for the Permits set forth on Schedule 4.15, there are no material Permits, whether federal, state, local or foreign, which are necessary for the lawful ownership or use of the Assets or operation of the Business.  Schedule 1.2(a)(i) sets forth a true and complete list of all Permits held by Seller with respect to the Assets or the Business that are transferable to Purchaser.  Neither Seller, nor any Other Affiliated Entities in respect of the Business, have breached any provision of, nor are any of them in material default under the terms of, any Permit.  To Seller’s Knowledge, no event has occurred which, with notice or passage of time, or both, would give rise to a material default or breach under any Permit by Seller.

4.16        Insurance.

(a)           Schedule 4.16(a) sets forth a true and complete list of all insurance policies covering liability (including auto, product, premises, and other general liability), property and casualty, workers’ compensation, employer’s liability, environmental risk, professional indemnity, fidelity, title and other forms of insurance held by Seller or any of its Affiliates and applicable to Seller, any Asset or the Business.  Except as set forth on Schedule 4.16(a), all such policies are occurrence-based.  All of the policies required to be listed on Schedule 4.16(a) are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  All such policies are valid, outstanding and enforceable policies.  Seller has not been refused any insurance, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years.  There are no outstanding requirements or recommendations made by or on behalf of any insurance company requiring or recommending the taking of any action by Seller, including with respect to the Assets or the operations of the Business.

(b)           Schedule 4.16(b) sets forth a true and complete list of all claims (including amount) which have been made by Seller, or any Other Affiliated Entities in respect of the Business, within the past three (3) years under any insurance policies covering liability (including auto, product, premises, and other general liability), property and casualty, workers’ compensation, employer’s liability, environmental risk, professional indemnity, fidelity, title and other forms of insurance held by Seller or any of its Affiliates and applicable to Seller, any Asset or the Business.  Except as set forth on Schedule 4.16(b), there are no pending or threatened claims under any such insurance policy.

4.17        Employee Benefit Plans and Employment Agreements.  Schedule 4.17 sets forth a true and complete list of each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA), (b) retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements which does not constitute an employee benefit plan, and (c) employment agreement or consulting agreement, which plans, programs, policies, arrangements or agreements have been extended to or entered into with persons because they have performed or will perform services for Seller or with respect to which Seller has any Liability or Purchaser may have any Liability on account of the consummation of the transactions contemplated by this Agreement (collectively, the “Benefit Plans”). All Benefit Plans comply, and have been administered in form and in operation in compliance, with all applicable requirements of Law; no Benefit Plan is subject to title IV of ERISA; no Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA); and each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service, and there are no material amendments to any such plan which are not the subject of a favorable determination letter.  True and complete copies or descriptions of all Benefit Plans have been made available to Purchaser in the Data Room.

4.18        Employment and Labor Matters.  Schedule 4.18 sets forth a true and complete list of (a) with respect to each employee of Seller (collectively, the “Seller Employees”), such Seller Employee’s name, title, job description, and the annualized compensation payable to such employee for the current fiscal year, and (b) with respect to each independent contractor used by Seller (including consultants and independent sales representatives) (collectively, the “Independent Contractors”), such Independent Contractor’s name, nature of engagement (exclusive or non-exclusive), scope of work, location, length of relationship and payments made to such Independent Contractor for the current fiscal year.  Except as set forth on Schedule 4.18, since January 1, 2010, there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any Seller Employee, or payments to any Independent Contractor, or any change in compensation to Seller Employees for reimbursable business expenses, in each case made by Seller, or any Other Affiliated Entities in respect of the Business.  Seller, and the Other Affiliated Entities in respect of the Business, have conducted, and Seller currently is conducting, the Business in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.  To Seller’s Knowledge, Seller’s relationship with the Seller Employees is good.  There is, and during the past three (3) years there has been, no labor strike, labor dispute, slow-down, work stoppage, labor difficulty or claim by any employee actually pending or, to Seller’s Knowledge, threatened.  None of the Seller Employees is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to Seller’s Knowledge, no attempt is currently being made or during the past three (3) years has been made to organize any of such employees to form or enter into any labor union or similar organization.  None of the Independent Contractors used by Seller is treated, or required to be treated, as an employee of Seller for purposes of any applicable Law.

4.19        Taxes.  All Tax Returns with respect to the Business or the Acquired Assets that are required by applicable Law to be filed before the Closing Date by Seller or any of its Affiliates have been filed or will be filed by Seller or such Affiliate in a timely manner (within any applicable extension periods), and the information provided on such Tax Returns is or will be true and complete in all material respects, and all Taxes due (before the Closing Date) with respect to the Business or the Acquired Assets have been timely paid in full or will be timely paid in full by Seller or such Affiliate.  No claim has been made in writing by any Governmental Authority in a jurisdiction where Tax Returns are not filed with respect to the Business asserting that Seller may be subject to taxation in such jurisdiction with respect to the Business, and there is no dispute or claim pending concerning Tax liability with respect to the Business that has been raised in writing by any Governmental Authority.  There are no Liens for Taxes with respect to any of the Acquired Assets.

4.20        Environmental Matters.

(a)           Seller is in compliance with all applicable Environmental Laws, and to Seller’s Knowledge, no condition exists or event has occurred which, with or without notice or the passage of time or both, does or could constitute a violation by Seller, or any Other Affiliated Entities in respect of the Business, of, or give rise to any Liability of Seller, or any Other Affiliated Entities in respect of the Business, under, any Environmental Law or give rise to any Lien on any of the Assets under any Environmental Law.

(b)           Neither Seller, nor any Other Affiliated Entities in respect of the Business, have used or stored any Hazardous Substances in, on, or at any real property, including the Leased Real Property, and, to Seller’s Knowledge, no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, the Leased Real Property.  Neither Seller, nor any Other Affiliated Entities in respect of the Business, have released, deposited or incorporated any Hazardous Substances into, on, beneath or adjacent to the Leased Real Property or any other real property.

(c)           Neither Seller, nor any Other Affiliated Entities in respect of the Business, have received any written claim, complaint, notice, request for information or warning from any Governmental Authority or any other Person that Seller, any aspect of the Business or the operation thereof or any of the Assets is in violation of any Environmental Law, or that Seller is or may be responsible (or potentially responsible) for the cleanup or remediation of any substances at any location, or that Seller is or may be liable under any Environmental Law.

4.21        Information and Records.  The Information and Records are true and accurate in all material respects, and Seller will transfer to Purchaser at or after the Closing all Information and Records in their existing form.

4.22        Transactions with Affiliates.  Except as set forth on Schedule 4.22, no officer, manager or Unitholder of Seller (and no Affiliate of any such person), has, directly or indirectly, (i) an interest in any Person that purchases or licenses from, or sells or furnishes to, Seller any goods, Product or services or (ii) a beneficial interest in any Contract to which Seller is a party in connection with the Business.  Schedule 4.22 sets forth a true and complete list and description of (x) each transaction involving Seller, on the one hand, and any Unitholder or one or more of their respective Affiliates, on the other hand, that has occurred since December 31, 2011, and (y) each transaction involving Tech Unlimited, Inc., on the one hand, and any Unitholder or one or more of their respective Affiliates, on the other hand, that has occurred since January 1, 2010 in respect of the Business.

4.23        Accuracy of Statements.  Neither this Agreement nor any Related Agreement, schedule, exhibit, list, document, certificate or any other written information furnished by Seller or any Unitholder contains any untrue statement of material fact or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

4.24        Brokers.  Except for Corum Group Ltd. (the fees and expenses of which are the sole responsibility of Seller), neither Seller nor any of its Affiliates has used any broker or finder in connection with the transactions contemplated hereby.

4.25        Minority Enterprise.  Neither Seller, nor any Other Affiliated Entities in respect of the Business, has been awarded any work or procured any Contract on the basis that it is a minority owned or female owned enterprise.

4.26        Foreign Business.  Seller, and the Other Affiliated Entities in respect of the Business, have complied in all respects with all Export Control Laws.  Without limiting the generality of the foregoing, Seller has not, and the Other Affiliated Entities in respect of the Business have not, within the past five (5) years sold or licensed any Product to or performed any service for any customer in, or on behalf of the governments of, Cuba, Iran, North Korea, Sudan or Syria.

4.27        Representations regarding Purchase of Textura Shares.

(a)           Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act by virtue of Paragraph (8) thereof and is acquiring the Textura Shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

(b)           Seller has been furnished with the Amended and Restated Certificate of Incorporation and the Bylaws of Textura Parent, as amended, and that certain Shareholder Voting Agreement, dated as of November 30, 2012, by and among Textura Parent and certain shareholders of Textura Parent (collectively, the “Textura Parent Organizational Documents”), and has had an opportunity to read the Textura Parent Organizational Documents and to conduct such further investigation as Seller deemed appropriate to evaluate the merits and risks of an investment in the Textura Shares.  Seller has had the opportunity to ask questions of, and receive answers from, Textura Parent concerning the Textura Parent Organizational Documents and other information provided by Textura Parent in connection with the evaluation of the Textura Shares, and all such questions have been answered to Seller’s satisfaction.

(c)           Seller understands that the Textura Shares have not been registered under the Laws of any jurisdiction (including the Securities Act).  Seller understands and agrees further that the Textura Shares may not be offered or transferred unless they have been registered under the Securities Act and any applicable state or other securities laws or unless an exemption from such registration is available.  Seller acknowledges that any certificates issued in respect of the Textura Shares will contain a legend in the form of Exhibit D.

(d)           Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an acquisition of the Textura Shares, (ii) is able to bear the risks of an investment in the Textura Shares and (iii) understands the risks of, and other considerations relating to, a purchase of the Textura Shares.

(e)           Seller understands as follows: (i) there are substantial restrictions on the transfer of the Textura Shares, including under the Textura Parent Organizational Documents and applicable Laws (including the Securities Act); (ii) Seller will have no rights to require the Textura Shares to be registered under the Securities Act or the securities laws of any state or foreign jurisdiction; (iii) there may not be a public market for the Textura Shares; and (iv) it may not be possible for Seller to liquidate the Textura Shares and accordingly, Seller may have to hold the Textura Shares, and bear the economic risk of the investment therein, for an indefinite period of time.

(f)            Seller confirms that the Textura Shares were acquired through private negotiations and not through any form of general solicitation or general advertising or any offering conducted by Textura Parent, Purchaser or any of their respective Affiliates.

(g)           Except as set forth in Article V, Seller has not received any representations or warranties from Textura Parent or any officer, director or employee of Textura Parent with respect to the offering of Textura Shares, and, in entering into this transaction, Seller is not relying upon any information other than the results of Seller’s own independent investigation.

(h)           No officer or director of Textura Parent nor any of their agents or affiliates has exercised any discretionary authority or control, or rendered any investment advice, with respect to Seller’s acquisition of the Textura Shares.  In acquiring the Textura Shares, Seller has relied only on the advice of its own advisors, none of which are affiliated with Textura Parent or any of its officers or directors.

4.28        Disclaimer.  THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV ARE THE SOLE REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE BUSINESS AND THE ACQUIRED ASSETS.

ARTICLE V

PURCHASER AND TEXTURA PARENT REPRESENTATIONS AND WARRANTIES

Purchaser and Textura Parent hereby represent and warrant to Seller as follows:

5.1          Due Incorporation and Good Standing.  Purchaser and Textura Parent are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate their respective properties and to conduct their respective business as they are now owned, leased, operated and conducted.  Purchaser and Textura Parent are each licensed or qualified to do business and are each in good standing as a foreign corporation in each jurisdiction where the nature of their respective properties owned, leased or operated by them and the business transacted by them require such licensing or qualification, except where failure to be so qualified or in good standing would not be material to their respective ability to consummate the transactions contemplated by this Agreement.

5.2          Capitalization; Shares Validly Issued.

(a)           Capitalization.  The authorized, issued and outstanding capital stock of Textura Parent is as set forth on Schedule 5.2(a).  The outstanding shares of Textura Parent are duly authorized and validly issued, fully paid and nonassessable and have been approved by all requisite corporate action.  Except as set forth on Schedule 5.2(a), there are no equity interests or other securities convertible into equity or ownership interests of Textura Parent or otherwise containing any equity features with respect to Textura Parent (including equity appreciation, phantom equity or similar rights) or, to the knowledge of Textura Parent or except as set forth on Schedule 5.2(a), any Contracts, subscriptions, options, warrants or other rights or agreements existing or outstanding which provide for the sale, transfer or issuance of any equity or ownership interests of Textura Parent, and to the knowledge of Textura Parent, there are no Contracts relating to (i) the voting of Textura Parent’s capital stock or other equity or ownership interests or the giving of written consents with respect thereto (including any voting trust agreement or proxy), (ii) the registration, sale or transfer of Textura Parent’s capital stock or other equity or ownership interests (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights), (iii) preemptive rights or Contracts with respect to Textura Parent’s capital stock or other equity or ownership interests, or (iv) any similar Contract among stockholders of Textura Parent.

(b)           Authorization of Share Issuances.  All Textura Shares to be issued to Seller pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be duly and validly issued free and clear of any Liens, fully paid and non-assessable (other than, in the case of the Holdback Textura Shares, the arrangements described in Section 6.1), (ii) subject to the accuracy of Seller’s representations and warranties in Article IV and the representations and warranties in the Other Closing Matters Agreement, will be issued and delivered in compliance with all applicable Laws (including federal and state securities laws), and (iii) will be entitled to all rights, preferences and privileges, and subject to all of the restrictions and obligations, described in the Textura Parent Organizational Documents.  All corporate action on the part of Textura Parent by its officers, directors and shareholders necessary for the authorization and issuance of the Textura Shares to Seller in accordance with the terms of this Agreement has been taken, and no further consent or authorization of Textura Parent, its directors, stockholders, any Governmental Authority or any other Person is required in connection with the issuance of such shares.

5.3          Due Authorization.  Purchaser and Textura Parent each have full power and authority to execute, deliver and perform this Agreement and their respective Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser and Textura Parent of this Agreement and their respective Related Agreements and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly approved by Textura Parent’s board of directors and Purchaser’s board of directors, and, except as set forth in the Textura Parent Organizational Documents, no other actions or proceedings on the part of Purchaser or Textura Parent are necessary to authorize the execution, delivery and performance by them of this Agreement, their respective Related Agreements or the transactions contemplated hereby and thereby.  This Agreement and each of the Related Agreements of Textura Parent and Purchaser have been duly executed and delivered by Textura Parent and Purchaser, as applicable.  This Agreement and each of the Related Agreements of Textura Parent and Purchaser constitute legal, valid and binding obligations of them, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.4          Consents; No Conflicts.  Except for (x) such matters as could not reasonably be expected to have a material and adverse effect on Purchaser’s or Textura Parent’s ability to perform its obligations pursuant to this Agreement and the Related Agreements or (y) as set forth on Schedule 5.4, the execution, delivery and performance by Purchaser and Textura Parent of this Agreement and the Related Agreements, and the consummation by them of the transactions contemplated hereby and thereby, do not and will not (a) require Purchaser or Textura Parent to give any notice to or obtain any Consent from any Governmental Authority or any other Person, (b) violate any Law applicable to Purchaser or Textura Parent; (c) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of Purchaser’s or Textura Parent’s assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser or Textura Parent is a party; (d) permit the acceleration of the maturity of any Indebtedness; or (e) violate or conflict with any provision of any of the Textura Parent Organizational Documents or the Organizational Documents of Purchaser.

5.5          Textura Parent Financial Statements.  Attached hereto as Schedule 5.5 are true and complete copies of the Textura Parent Financial Statements.  Except as set forth on Schedule 5.5, the Textura Parent Financial Statements, including the footnotes and year-end adjustments set forth therein, present fairly the financial position, assets and liabilities of Textura Parent as of the dates thereof and the revenues, expenses and results of operations of Textura Parent for the periods covered thereby, in each case in conformity with GAAP applied consistently during such periods in accordance with the past accounting practices of Textura Parent.

5.6          Brokers.  Neither Purchaser nor Textura Parent any of their respective Affiliates has used any broker or finder in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1          Share Escrow.

(a)           At the Closing, Textura Parent shall issue in the name of Seller and deliver to Escrow Holder the Holdback Textura Shares, to be held in escrow during the Holdback Period in accordance with the terms of this Section 6.1.  Within five (5) Business Days after the expiration of the Holdback Period, Escrow Holder shall, without further action or notice by Purchaser or Seller, deliver to Seller and/or the Unitholders, as applicable pursuant to Section 6.1(c), the Holdback Textura Shares; provided, that:

(i)            If any Purchaser Indemnified Party makes an indemnification claim from time to time pursuant to Section 8.5 or 8.6 and either (i) obtains a final, non-appealable judgment or award awarding Losses to such Purchaser Indemnified Party in connection therewith or (ii) Purchaser and Seller otherwise agree in writing that such Purchaser Indemnified Party is entitled to recover Losses in connection therewith, such Purchaser Indemnified Party shall be entitled to recover such Losses from the Holdback Textura Shares, and the number of Holdback Textura Shares to be delivered to Seller upon the expiration of the Holdback Period shall be reduced (but not below zero) by that number of shares which is equal to the quotient obtained by dividing (x) the amount of Losses so awarded or agreed by (y) the Per Share Price; and

(ii)           If upon the expiration of the Holdback Period there are any pending indemnification claims made by Purchaser pursuant to Section 8.5 or 8.6 that have not been resolved by a final, non-appealable judgment or award or by the mutual agreement of Purchaser and Seller (such claims, the “Post-Holdback Period Disputed Claims”), then Escrow Holder shall continue to hold in escrow (until final resolution in accordance with Section 6.1(b)), out of the Holdback Textura Shares to be delivered pursuant to this Section 6.1(a) at the expiration of the Holdback Period, that number of shares which is equal to the quotient obtained by dividing (x) the aggregate amount of Losses then claimed by Purchaser to have been suffered by the Purchaser Indemnified Parties in connection with all such Post-Holdback Period Disputed Claims by (y) the Per Share Price (it being understood that the Escrow Holder shall retain all remaining Holdback Textura Shares in escrow if the number of shares determined pursuant to the foregoing calculation exceeds the number of Holdback Textura Shares then held in escrow).  The number of shares so retained by Escrow Holder is referred to herein as the “Post-Holdback Period Textura Shares.”

From time to time during the Holdback Period, if any Purchaser Indemnified Party becomes entitled to recover Losses from the Holdback Textura Shares pursuant to Section 6.1(a)(i),

Escrow Holder is hereby authorized by Seller and each of the Unitholders, as applicable, to (x) complete, on behalf of Seller and/or the Unitholders, as applicable, the Holdback Stock Power(s) and thereby transfer to the applicable Purchaser Indemnified Party that number of Holdback Textura Shares which is calculated pursuant to Section 6.1(a)(i) in respect of such Losses; and (y) cancel the stock certificate(s) that formerly evidenced the Holdback Textura Shares and issue one or more replacement stock certificates, in the name of Seller and/or the Unitholders (as applicable pursuant to Section 6.1(c)) but still held in escrow by Escrow Holder on the terms and subject to the conditions of this Section 6.1, for the remaining number of Holdback Textura Shares.  As promptly as practicable after taking the foregoing actions, Escrow Holder shall deliver written notice to Seller (and the Unitholders, if applicable), containing copies of the Holdback Stock Power(s) completed in connection with the foregoing transactions (it being understood that the failure to deliver such written notice shall not invalidate any transfer to the Purchaser Indemnified Parties made in connection therewith).  Upon the expiration of the Holdback Period, Escrow Holder is hereby further authorized to take such actions as may be necessary to effectuate the release of the Holdback Textura Shares and the retention of the Post-Holdback Period Textura Shares, if any, including the cancellation of the stock certificate(s) representing all of the Holdback Textura Shares then remaining in escrow and the issuance of one or more separate stock certificates for the Holdback Textura Shares, if any, that are then to be released from escrow to Seller and/or the Unitholders in accordance with this Section 6.1(a) and a separate stock certificate for the Post-Holdback Period Textura Shares, if any.  Seller acknowledges that any stock certificate(s) issued pursuant to the foregoing two sentences will contain the legend set forth in Exhibit D.

(b)           If there are any Post-Holdback Period Textura Shares, for so long as there is any Post-Holdback Period Disputed Claim that has not been resolved by a final, non-appealable judgment or award or by the mutual agreement of Purchaser and Seller, Escrow Holder shall continue to hold the Post-Holdback Period Textura Shares in escrow in accordance with this Section 6.1(a); provided, that from time to time as Post-Holdback Period Disputed Claims are resolved by a final, non-appealable disposition or by the mutual agreement of Purchaser and Seller:

(i)            If a Purchaser Indemnified Party is awarded or otherwise becomes entitled to recover Losses in connection with any such resolution, such Purchaser Indemnified Party shall be entitled to recover such Losses from the Post-Holdback Period Textrua Shares, and an amount of Post-Holdback Period Textura Shares which is equal to the quotient obtained by dividing (x) the amount of such Losses by (y) the Per Share Price shall be transferred by Escrow Holder to the applicable Purchaser Indemnified Party in respect of such Losses; and

(ii)           From time to time after the expiration of the Holdback Period, if there becomes a positive Holdback Cushion Amount, then Escrow Holder shall promptly deliver to Seller, from the Post-Holdback Period Textura Shares, that number of shares which is equal to the quotient obtained by dividing (A) the Holdback Cushion Amount by (B) the Per Share Price (it being understood that the remainder of the Post-Holdback Period Textura Shares shall continue to be held in escrow on the terms and subject to the conditions of this Section 6.1(b) pending resolution of the remaining Post-Holdback Period Disputed Claims).

If any Purchaser Indemnified Party becomes entitled to recover Losses from the Post-Holdback

Period Textura Shares pursuant to Section 6.1(b)(i), Escrow Holder is hereby authorized by Seller and each of the Unitholders, as applicable, to (x) complete, on behalf of Seller and/or the Unitholders, as applicable, the Holdback Stock Power(s) and thereby transfer to the applicable Purchaser Indemnified Party that number of Post-Holdback Period Textura Shares which is calculated pursuant to Section 6.1(b)(i) in respect of such Losses; and (y) cancel the stock certificate(s) that formerly evidenced the Post Holdback Period Textura Shares and issue one or more replacement stock certificates, in the name of Seller and/or the Unitholders (as applicable pursuant to Section 6.1(c)) but still held in escrow by Escrow Holder on the terms and subject to the conditions of this Section 6.1, for the remaining number of Post-Holdback Textura Shares.  As promptly as practicable after taking the foregoing actions, Escrow Holder shall deliver written notice to Seller (and the Unitholders, if applicable), containing copies of the Holdback Stock Power(s) completed in connection with the foregoing transactions (it being understood that the failure to deliver such written notice shall not invalidate any transfer to the Purchaser Indemnified Parties made in connection therewith).  Escrow Holder is hereby further authorized to take such actions as may be necessary to effectuate the release of the Post-Holdback Period Textura Shares and the periodic release of the Post-Holdback Period Textura Shares contemplated by Section 6.1(b)(ii), including the cancellation of the stock certificate(s) representing all of the Post-Holdback Period Textura Shares then remaining in escrow and the issuance of one or more separate stock certificates for the Post-Holdback Period Textura Shares, if any, that are then to be released from escrow to Seller and/or the Unitholders in accordance with Section 6.1(b)(ii) and a separate stock certificate for the Post-Holdback Period Textura Shares, if any.  Seller acknowledges that any replacement stock certificate(s) issued pursuant to the foregoing paragraph will contain the legend set forth in Exhibit D.

(c)           Subject to compliance with Sections 6.2(a) and 6.2(c), Seller may distribute to the Unitholders all or any portion of the Holdback Textura Shares prior to the expiration of the Holdback Period, and the Unitholders shall thereupon succeed to the rights and have all of the obligations of Seller with respect to the Holdback Textura Shares and the terms of this Section 6.1 shall thereafter continue to apply to such Holdback Textura Shares; provided, that prior to making such distribution, in addition to complying with the applicable requirements of Section 6.2, Seller shall deliver to Textura Parent (i) ten (10) original stock powers in form satisfactory to Textura Parent duly executed in blank by each Unitholder (for a total of thirty (30) such instruments), which Escrow Holder shall be authorized to complete, if applicable, after the Closing on the terms and subject to the conditions of this Section 6.1 (the “Unitholder Holdback Stock Powers” and, together with the Seller Holdback Stock Powers, the “Holdback Stock Powers”) and (ii) an instrument in form satisfactory to Textura Parent pursuant to which such Unitholder shall grant a security interest and power of attorney consistent with the terms of Sections 6.1(d) and 6.1(e) in and to the Holdback Textura Shares so distributed to such Unitholder.  Promptly after receipt of the Unitholder Holdback Stock Powers and other written instruments evidencing the distribution reasonably satisfactory to Escrow Holder, Escrow Holder shall cancel the stock certificate representing the Holdback Textura Shares and issue one or more replacement stock certificates, in the name of Seller and/or the Unitholders, as applicable, but still held in escrow by Escrow Holder on the terms and subject to the conditions of this Section 6.1, in accordance with Seller’s written instructions with respect to the number of shares distributed to each Unitholder.  Seller acknowledges that any replacement stock certificate(s) issued pursuant to the foregoing sentence will contain the legend set forth in Exhibit D.  Notwithstanding any distribution of Holdback Textura Shares to the Unitholders, the Holdback

Textura Shares shall nevertheless continue to constitute an undivided source of recovery for indemnification claims by the Purchaser Indemnified Parties pursuant to Article VIII, and any Losses that the Purchaser Indemnified Parties become entitled to recover pursuant to Section 6.1(a)(i) or 6.1(b)(i) shall be allocated to, and accordingly reduce, the Holdback Textura Shares or Post-Holdback Period Textura Shares allocable to Seller and the Unitholders, as applicable, in proportion to their relative ownership of the Holdback Textura Shares or Post-Holdback Period Textura Shares at such time.

(d)           As security for the performance of its obligations under this Agreement, Seller hereby assigns and pledges to Escrow Holder, for its benefit and for the benefits of the Purchaser Indemnified Parties, and hereby grants and assigns to Escrow Holder, for its benefit and the benefit of the Purchaser Indemnified Parties, a continuing first priority lien on and security interest in all of its rights, title and interests in (i) the Holdback Textura Shares (including the Post-Holdback Period Textura Shares, if any), (ii) any stock dividends, stock splits or other distributions or similar changes in capitalization made in respect of the Holdback Textura Shares (including the Post-Holdback Period Textura Shares, if any) and any other right or property which Seller shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any of the Holdback Textura Shares (including the Post-Holdback Period Textura Shares, if any), and (iii) all products and proceeds of the foregoing.

(e)           Seller hereby makes, constitutes and appoints Escrow Holder as its attorney-in-fact, giving it full power to effect any of the transactions contemplated by this Section 6.1, including (i) transfers of any or all of the Holdback Textura Shares or Post-Holdback Period Textura Shares to any Purchaser Indemnified Party, effecting the documentation of such transactions with Textura Parent’s transfer agent and completion and delivery of Holdback Stock Powers in respect thereof and (ii) enforcing collection of any of the Holdback Textura Shares or Post-Holdback Period Textura Shares by legal action or otherwise.  This power shall be deemed to be coupled with an interest and shall become effective on the Closing Date and shall continue in effect for the entire period during which any Holdback Textura Shares or Post-Holdback Period Textura Shares are held in escrow pursuant to this Section 6.1.  Seller hereby expressly waives to the fullest extent permitted by Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by Escrow Holder of any of its rights and remedies under this Agreement.

(f)            Seller acknowledges and agrees that any stock dividends, stock splits, or other distributions or similar changes in capitalization made in respect of the Holdback Textura Shares or Post-Holdback Period Textura Shares, if applicable, shall be delivered to Escrow Holder and upon such delivery shall be property subject to escrow in accordance with this Section 6.1 and available for satisfaction of indemnification claims made by the Purchaser Indemnified Parties pursuant to Article VIII.  In the event of any such stock dividend, stock split or other distribution or similar change in capitalization other than a cash dividend made in respect of the Holdback Textura Shares or Post-Holdback Period Textura Shares, appropriate adjustments shall be made in connection with the various calculations set forth in this Section 6.1.  All voting rights associated with the Holdback Textura Shares and Post-Holdback Period Textura Shares may be exercised by Seller (or the Unitholders, as applicable with respect to any Holdback Textura Shares or Post-Holdback Period Textura Shares distributed to them in accordance with Section 6.1(c)).  In the absence of direction from Seller and/or the Unitholders, as applicable in Section 6.1(c), Escrow Holder shall not vote any of the Holdback Textura Shares or the Post-Holdback Period Textura Shares attributable to Seller or such Unitholder, as applicable.

6.2                               Distributions by Seller; Transfer Restrictions; IPO.

(a)                                 From and after the Closing, Seller shall pay, perform and discharge when due all of the Retained Liabilities.  Seller shall not make, and the Unitholders shall not accept, any distribution to the Unitholders (including any distribution of all or any portion of the Purchase Price received hereunder) without Seller first complying with all Laws applicable to distributions and all Laws pertaining to insolvency and the protection of creditors.

(b)                                 Except (i) with the prior written consent of Textura Parent (which consent may be withheld in the sole discretion of Textura Parent) and subject to compliance with any requirements set forth in the Textura Parent Organizational Documents or (ii) as permitted by Section 6.2(c), Seller shall not, directly or indirectly, assign, transfer, distribute, exchange or otherwise dispose of, voluntarily, involuntarily or by operation of Law, or subject to any Lien (any such action, “Transfer”), any of the Textura Shares.  Any attempted Transfer of Textura Shares other than strictly in accordance with this Agreement shall be void ab initio and of no force or effect whatsoever.  In addition, any Transfer of a direct or indirect limited liability company interest or other ownership or beneficial interest in Seller shall be included within, and shall be deemed to be a Transfer prohibited by, the first sentence of this Section 6.2(b).

(c)                                  Notwithstanding the provisions of Section 6.2(b), but subject to (i) compliance with Section 6.2(a), (ii) compliance with any requirements set forth in the Textura Parent Organizational Documents and (iii) receipt by Textura Parent of evidence of compliance with applicable securities laws (including an opinion of counsel) as may be requested by Textura Parent, Seller may distribute or otherwise Transfer to the Unitholders all or any portion of the Textura Shares or rights thereto (including the Holdback Textura Shares), and such Unitholders shall succeed to the rights and have the obligations of Seller with respect to the Textura Shares (it being understood that the restrictions upon Transfer set forth in Section 6.2(b) shall apply, mutatis mutandis, to subsequent Transfers of such Textura Shares by the Unitholders); provided, that prior to making any such distribution, Seller shall, if required pursuant to Section 6.2(e), deliver Lock-Up Agreements duly executed by each Unitholder (together with any other deliveries that may be required pursuant to Section 6.1(c), and subject to the other requirements set forth in Section 6.1(c), if such distribution includes any rights in respect of the Holdback Textura Shares).  Seller agrees that upon request by Textura Parent from time to time after the Closing, Seller shall confirm its compliance with the foregoing requirements and provide Textura Parent with any documentation reasonably requested by Textura Parent regarding the same.  Seller acknowledges that any certificates evidencing Textura Shares distributed to the Unitholders shall contain the legend set forth in Exhibit D.

(d)                                 If Textura Parent consummates a firm commitment underwritten sale of its common equity securities pursuant to an effective registration statement under the Securities Act filed with the SEC on Form S-1 (or any successor form adopted by the SEC), that results in a class of equity securities of Textura Parent or a successor being listed or designated for trading, as applicable, on the New York Stock Exchange, the Nasdaq Stock Market or any other similar stock exchange (an “IPO”), then Consultant shall have the right, by providing written notice to Textura Parent not later than ten (10) Business Days after the consummation of the IPO, to require Textura Parent to redeem that number of Textura Shares (excluding Holdback Textura Shares) which have been distributed by Seller to Consultant without violation of Section 6.2(a) or 6.2(b) which is equal to (i) $1,500,000 divided by (ii) the price at which shares of common stock of Textura Parent are offered to the public in connection with the IPO (the number of shares that the Consultant is eligible to redeem pursuant to this Section 6.2(d), the “Consultant Redeemed Shares”).  The closing of the purchase and redemption of the Consultant Redeemed Shares shall occur on the fifth (5th) Business Day after Textura Parent receives the notice described in the first sentence of this Section 6.2(d), and at such closing Textura Parent shall pay to Consultant a purchase price for the Consultant Redeemed Shares equal to $1,500,000; provided, that Textura Parent’s obligation to consummate such purchase and redemption shall be conditioned upon Textura Parent’s receipt from Consultant of reasonable and customary stock transfer instruments, including reasonable and customary representations and warranties to the effect that the Consultant holds title to the Consultant Redeemed Shares free and clear of Liens.

(e)                                  Not later than thirty (30) days after the Closing Date, Seller shall, to the extent that any portion of the Textura Shares have not then been distributed to the Unitholders, execute and deliver, to Textura Parent and/or its underwriters, as applicable, such customary documents and instruments as may be necessary to cause the Textura Shares then held by Seller to become subject to the same lock-up restrictions as are or will be put in place with respect to executive officers of Textura Parent in connection with the IPO, in form and substance satisfactory to Textura Parent and its underwriters (each, a “Lock-Up Agreement”).  As a condition to any Transfer of all or any portion of the Textura Shares to Unitholders pursuant to Section 6.2(c), Seller shall obtain from the Unitholders and deliver to Textura Parent duly executed Lock-Up Agreements, in form and substance satisfactory to Textura Parent and its underwriters with respect to the Textura Shares distributed to them.  If any portion of the Textura Shares have not been distributed to the Unitholders as of the thirtieth (30th) day after the Closing Date, then Seller shall not be permitted to Transfer any portion of the Textura Shares to the Unitholders pursuant to Section 6.2(c) except in compliance with any additional requirements that may be set forth in the Lock-Up Agreement executed by Seller pursuant to the first sentence of this Section 6.2(e), and neither Textura Parent nor Purchaser shall have any obligation to seek or obtain the Consent of the underwriters of Textura Parent to any such Transfer after such date that may be required under the Lock-Up Agreement executed by Seller pursuant to this Section 6.2(e).  Notwithstanding anything to the contrary in this Section 6.2(e), the Lock-Up Agreement with respect to the Consultant shall not restrict the transactions contemplated by Section 6.2(d).

(f)                                   If an IPO is not consummated on or prior to August 31, 2013 (the “First Redemption Date”), Seller shall have the right, if it has delivered written notice of such election to Textura Parent not more than ninety (90) days prior to the First Redemption Date and not less than forty-five (45) days prior to the First Redemption Date, to require Textura Parent to redeem an amount of Textura Shares not to exceed the then applicable Number of Available Shares on the terms and subject to the conditions of a promissory note in the form attached hereto as Exhibit B (a “Redemption Note”).  If an IPO is not consummated on or prior to August 31, 2014 (the “Second Redemption Date”), Seller shall have the further right, if it has delivered written notice of such election to Textura Parent not more than ninety (90) days prior to the Second

Redemption Date and not less than forty-five (45) days prior to the Second Redemption Date, to require Textura Parent to redeem, on the terms and subject to the conditions of Redemption Note, an amount of Textura Shares not to exceed the then applicable Number of Available Shares.  If an IPO is not consummated on or prior to August 31, 2015 (the “Third Redemption Date” and, together with the First Redemption Date and the Second Redemption Date, the “Redemption Dates”), Seller shall have the further right, if it has delivered written notice of such election to Textura Parent not more than ninety (90) days prior to the Third Redemption Date and not less than forty-five (45) days prior to the Third Redemption Date, to require Textura Parent to redeem, on the terms and subject to the conditions of a Redemption Note, an amount of Textura Shares not to exceed the then applicable Number of Available Shares.  Notwithstanding the foregoing, Textura Parent’s obligation to consummate such purchase and redemption contemplated in this Section 6.2(f) may be conditioned upon the receipt from Seller of reasonable and customary stock transfer instruments, including reasonable and customary representations and warranties to the effect that Seller holds title to the Textura Shares redeemed pursuant to this Section 6.2(f) free and clear of Liens.  For the avoidance of doubt, if Seller does not timely elect to require Textura Parent to redeem the Number of Available Shares with respect to any Redemption Date, Seller shall have no further right, on subsequent Redemption Dates or otherwise, to require Textura Parent to redeem the Number of Available Shares that Seller was eligible to require Textura Parent to redeem on such Redemption Date.  Notwithstanding anything to the contrary in this Section 6.2(f):

(i)                                     If all or any portion of the Textura Shares have been distributed to Unitholders in compliance with Section 6.2(a) and 6.2(c) prior to any Redemption Date, such Unitholders shall have the right to participate, subject to compliance with the requirements of Section 6.2(f) (including the obligation to deliver reasonable and customary stock transfer instruments, including reasonable and customary representations and warranties to the effect that such Unitholder holds title to the Textura Shares redeemed pursuant to this Section 6.2(f) free and clear of Liens) on a pro rata basis with Seller in any redemption permitted pursuant to this Section 6.2(f) provided that the maximum number Textura Shares that Textura Parent shall be required to redeem on any Redemption Date shall not exceed the then applicable Number of Available Shares;

(ii)                                  If the Number of Available Shares with respect to any Redemption Date exceeds the number of Textura Shares that are actually held by Seller and/or the Unitholders on such Redemption Date because there are Post-Holdback Period Textura Shares then held in escrow pursuant to Section 6.1, Seller (and the Unitholders, if applicable) shall only be permitted to redeem that number of Textura Shares that are actually held by Seller and/or the Unitholders on such Redemption Date; provided, that if Seller timely elects to redeem its full allotment of the Number of Available Shares with respect to such Redemption Date, and Post-Holdback Period Textura Shares are subsequently delivered to Seller pursuant to Section 6.1(b), then Seller shall have the right to require such Post-Holdback Period Textura Shares (in an amount not to exceed the Number of Available Shares less any Textura Shares previously redeemed with respect to such Redemption Date) to be redeemed by Textura Parent pursuant to a separate Redemption Note, with any such Redemption Note having a maturity date equal to the maturity date that such Redemption Note would have had in the absence of the limitation on the redemption of the Post-Holdback Period Textura Shares set forth in this Section 6.2(f)(ii) (but not earlier than five (5) Business Days after the date of such redemption), by providing written notice of such election to Textura Parent not later than five (5) days after delivery of such Post-Holdback Textura Shares;

(iii)                               Under no circumstance shall Seller be entitled to redeem a number of Textura Shares pursuant to this Section 6.2 in excess of the number of shares actually issued by Textura Parent pursuant to this Agreement;

(iv)                              Each Textura Share redeemed pursuant to this Section 6.2(f) shall be purchased by Textura Parent for a purchase price equal to the Per-Share Price; and

(v)                                 Notwithstanding anything to the contrary in this Section 6.2(f), in the event of any stock dividend, stock split or other distribution or similar change in capitalization other than a cash dividend made in respect of the Textura Shares, appropriate adjustments shall be made in connection with the various calculations set forth in this Section 6.2(f).

(g)                                  Nothing in this Section 6.2 shall be deemed to require the Company to proceed with any registration of its securities or to consummate an IPO (it being acknowledged and agreed that the sole and exclusive remedy for Seller and the Unitholders in the event that an IPO is not consummated is the redemption rights set forth in Section 6.2(f)).

6.3                               Name Change.  Within five (5) Business Days after the Closing Date, Seller shall make the appropriate filings to change its name to eliminate the word “Planswift” and shall provide Purchaser with evidence (including copies of filings with the Secretary of State of the State of Delaware) of such change.  After the Closing, Seller shall not include in its name, or otherwise use, in either case in whole or in part, the name “Planswift” or any other confusingly similar name or mark or any other name or mark used by Seller prior to the Closing.

6.4                               Referral of Inquiries.  From and after the Closing, Seller shall use commercially reasonable efforts to refer all Persons making inquiries regarding the Business to Purchaser and shall promptly notify Purchaser of the name of each such Person and the nature of the inquiry.

6.5                               Accounts Receivable.  Following the Closing, if Seller receive any payment in respect of any Account Receivable, Seller shall promptly turn such payment over to Purchaser.

6.6                               Confidentiality.  Except as required by Law or any Governmental Authority or by the terms of this Agreement, after the Closing, Seller shall maintain all Confidential Information in strict confidence and not permit disclosure of any Confidential Information to any Person and shall not use any such Confidential Information for any purpose except on behalf of or for the benefit of Purchaser or its Affiliates.  As of the Closing, the Confidentiality Agreement shall terminate and have no further force or effect.

6.7                               Tax Matters.

(a)                                 After the Closing, Seller shall make available to Purchaser such records as Purchaser may require for the preparation of any Tax Returns or other similar governmental reports or forms required to be filed by Purchaser and such records as Purchaser may require for the defense of any audit, examination, administrative appeal of, or Proceeding concerning, any such Tax Return or other similar governmental report, form or matter, in each case in respect of the Business or the Acquired Assets.

(b)                                 Seller shall file all Tax Returns of Seller and any Tax Returns relating to the Acquired Assets for Tax periods ending prior to or on the Closing Date, including, for the avoidance of doubt, all sales tax, use tax and employment tax filings, Seller’s year-end filings such as IRS Forms W-2 and 1099, and any transfer tax, stamp tax, recording tax or other Tax filings in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements.  Seller shall pay all Taxes as reflected in such filings.

(c)                                  Except as provided in Section 9.7, Seller shall make any filings and deliver any notices required by any employment security, Tax or other Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements.  Following the Closing, Seller shall file all income Tax Returns and other governmental reports and forms required to be filed by Seller in respect of any income Taxes.

(d)                                 Seller shall be responsible for all Taxes relating to any tax period (or portion thereof) ending on or before the Closing Date.  With respect to any tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), in the case of any real property, personal property, or other ad valorem Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.  In the case of any other Taxes for a Straddle Period, the allocation of such Taxes between the pre-Closing Date period and the post-Closing Date period shall be made on the basis of an interim closing of the books as of the close of business on the Closing Date.  Purchaser shall be responsible for preparing and filing all Tax Returns in connection with any Straddle Period and Seller shall pay over to Purchaser any amounts for which it is responsible pursuant to this Section 6.7(d) within three (3) Business Days of Purchaser’s request therefor.

6.8                               Non-Competition; Non-Solicitation.

(a)                                 Seller hereby covenants and agrees that from and after the Closing Date and during the three (3) year period thereafter, Seller shall not directly or indirectly (except as otherwise contemplated in this Article VI on behalf of Purchaser):

(i)                                     engage in, or control, advise, manage or receive any economic benefit from, have any financial interest in (except investment in not more than two percent (2%) of any class of securities of any publicly traded company) or exert any influence upon any business, corporation or other Person which conducts, activities anywhere in the world the same as or similar to any activities of the Business;

(ii)                                  solicit, divert or attempt to solicit or divert any Person who is, was, or was solicited to become, a customer or supplier of the Business at any time prior to the date hereof; or

(iii)                               employ, solicit for employment or encourage to leave his or her employment, in each case, either as an officer or employee, any Transferred Employee or any other individual who was during the twenty-four (24)-month period prior to such employment, solicitation or encouragement, or is at the time of such employment, solicitation or encouragement, an officer or employee of Purchaser or any of its Affiliates (or any successor corporation into which Purchaser or any of its Affiliates may be merged or consolidated).

(b)                                 Seller acknowledges that Purchaser would be irreparably harmed by a violation of Section 6.8(a), and Seller agrees that Purchaser, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, permanent injunction and other equivalent relief, restraining Seller from any actual or threatened breach of Section 6.8(a).  Seller agrees to waive any requirement that a bond be posted in order for Purchaser to secure an injunction or other equitable remedy (or, if such requirement cannot be waived under applicable law, Seller agrees that such bond need not be more than a nominal sum).  All remedies shall be in addition to, and not in limitation of, all other remedies available at law, in equity or otherwise.

(c)                                  If the provisions of Section 6.8(a) are determined to be invalid or unenforceable for any reason, including by reason of being vague or unreasonable as to duration, area or scope of activity, then Section 6.8(a) shall be considered divisible (with the other provisions of Section 6.8(a) to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as may be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller expressly agrees that Section 6.8(a), as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

6.9                               Maintenance and Support Services.

(a)                                 For a period of twelve (12) months after the Closing Date, or such longer time period as may be identified by Seller with respect to any particular Maintenance and Support Contract as set forth in Schedule 6.9, Purchaser shall provide, or cause to be provided, to Seller and its customers the services described in Schedule 6.9, which shall be performed by Purchaser on Seller’s behalf as and when due in fulfillment of Seller’s obligations under the Maintenance and Support Contracts consistent with the past practices of Seller in respect thereof, but subject in any event to the limitations set forth on Schedule 6.9 (the “Maintenance and Support Services”).  Except as set forth on Schedule 6.9, or unless otherwise mutually agreed upon by Purchaser and Seller in writing, Purchaser shall provide the Maintenance and Support Services in a manner that is substantially similar to the manner in which the Maintenance and Support Services were generally performed by Seller immediately prior to the Closing.

(b)                                 Notwithstanding anything to the contrary in this Section 6.9, Purchaser shall not be obligated to provide any Maintenance and Support Service if the provision of such Maintenance and Support Service would violate any Law or any agreement or license to which Purchaser is subject.

(c)                                  For the avoidance of doubt, Seller shall remain party to, and retain all liability for, all Maintenance and Support Contracts that were executed before the Closing Date, and Purchaser’s sole liability in respect thereof shall be to perform the Maintenance and Support Services on Seller’s behalf in accordance with and subject to the limitations set forth in this Section 6.9.

6.10                        Agreements with Distributors.  Seller shall cooperate with Purchaser to facilitate the sale and license of the Products through the Sales Channel Contracts retained by Seller hereunder for a period not to exceed ninety (90) days after the Closing.  Purchaser agrees to pay, prior to the applicable due date under the applicable Sales Channel Contract, all commissions and similar amounts payable to any counterparty in accordance with any Sales Channel Contract with respect to sales facilitated under this Section 6.10; provided, that Purchaser may, with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), remit such funds to Seller for further payment to the counterparty, in which case Seller shall promptly remit such funds to such counterparty.  As promptly as practicable after the Closing, Purchaser shall negotiate in good faith to obtain its own contracts for the sale and distribution of the Products with the counterparties to the Sales Channel Contract.

ARTICLE VII

EMPLOYEES

7.1                               Offers of Employment.  Purchaser shall offer employment in writing to each Seller Employee, which offers of employment shall advise the Seller Employee of the terms and conditions of such Seller Employee’s position with Purchaser, immediately after the Closing.  Such Seller Employees who accept any such offer of employment and become employees of Purchaser effective immediately following the Closing shall be referred to herein as “Transferred Employees.”  Unless otherwise set forth in a written employment agreement between Purchaser and a Transferred Employee, nothing in this Agreement shall obligate Purchaser to continue the employment of any Transferred Employee after the Closing.

7.2                               Liability for Accrued Compensation; Payment of Post-Closing Compensation.

(a)                                 With respect to all Seller Employees (including Transferred Employees), Seller shall be responsible for and shall pay, on or prior to the Closing Date, all Compensation earned or accrued by the Seller Employees as of the close of business on the Closing Date,  and all other claims by or Liabilities to such employees arising on or before the Closing Date, regardless of whether any such amounts have been accrued on the books of Seller at the close of business on the Closing Date.

(b)                                 With respect to Transferred Employees, Purchaser shall be responsible for all Compensation earned or accrued by such employees after the close of business on the Closing Date.  Seller agrees to pay, for the account and benefit of Purchaser and under the tax identification number of Purchaser (including payment of any required tax withholdings to appropriate Governmental Authorities), the amounts described in the preceding sentence that are payable as of the first payroll date occurring after the Closing (which is anticipated to occur on February 6, 2013) (such amounts, the “Post Closing Compensation Obligations”), and shall promptly provide Purchaser with such information as Purchaser requires in order to properly report such payments on the Forms W-2 of the Transferred Employees for calendar year 2013.

7.3                               Liability for Severance.  Seller shall have Liability for and shall pay all severance payments (if any) due to any of the Seller Employees (including any Transferred Employee) as a result of the termination of their employment with Seller, whether occurring prior to, at or after the Closing.

7.4                               Liabilities Under Benefit Plans.  Seller shall retain all, and Purchaser shall not assume and shall not be deemed to have assumed any, Liability or responsibility for any Liabilities under, with respect to or arising in connection with, any Benefit Plan or with respect to any Seller Employee, including Transferred Employees.

7.5                               General.  Nothing in this Article VII or elsewhere in this Agreement shall be construed as (a) conferring any legal rights upon any Transferred Employee for continuation of employment by Purchaser or its Affiliates, (b) obligating Purchaser with respect to any Seller Employee, including any Transferred Employee, in any manner for any payment upon discontinuation of employment by Purchaser, (c) requiring Purchaser to implement, or limiting the rights of Purchaser to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, (d) conferring upon any Transferred Employee or Seller Employee any rights or remedies under this Agreement (including under this Article VII) or (e) entitling any Transferred Employee to any particular level of compensation or benefits.

7.6                               Cooperation.  Upon request, Seller shall provide Purchaser, and Purchaser shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article VII and to administer their respective benefit plans.

ARTICLE VIII

INDEMNIFICATION

8.1                               Survival.  The representations and warranties contained herein shall survive the Closing for a period of eighteen (18) months, except that (a) Tax and Employee Benefits Warranties shall survive until the Statute of Limitations Date; (b) the representations and warranties contained in Section 4.12 (other than Section 4.12(c)) shall survive the Closing for a period of three (3) years; and (c) Title and Authorization Warranties shall survive indefinitely.  In the event that any claim is made in writing and delivered by the applicable party with respect to any representation or warranty before expiration of the period such representation or warranty survives, then such representation or warranty shall, notwithstanding any subsequent expiration of such period, continue to survive for purposes of such claim.  The covenants, agreements and other provisions of the parties hereto contained herein or in any Related Agreement, including the indemnities set forth in Sections 8.2(b) and 8.2(c), shall survive the Closing indefinitely in accordance with their terms.

8.2                               Indemnification by Seller.  Seller shall indemnify Textura Parent, Purchaser and their respective Affiliates (each a “Purchaser Indemnified Party”) against, and hold each of them harmless from, any and all Losses incurred or suffered by, or asserted against, any of them relating to or arising out of or in connection with any of the following:

(a)                                 any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Related Agreement or any document delivered by Seller at the Closing;

(b)                                 any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement or any Related Agreement or any document delivered by Seller at the Closing;

(c)                                  any of the Excluded Assets or the Retained Liabilities or, other than the Assumed Liabilities, any other Liabilities relating to or arising out of the ownership or operation of the Business on or prior to the Closing Date or any other actions by Seller on or prior to the Closing Date;

(d)                                 without limitation of any rights or remedies of the Purchaser Indemnified Parties under the Other Closing Matters Agreement, any breach of or inaccuracy in any representation or warranty made by Seller, any of the Unitholders or any of the Other Affiliated Entities in the Other Closing Matters Agreement;

(e)                                  without limitation of any rights or remedies of the Purchaser Indemnified Parties under the Other Closing Matters Agreement, any breach of or failure by Seller, any of the Unitholders or any of the Other Affiliated Entities to perform any covenant or obligation set out in the Other Closing Matters Agreement; and

(f)                                   Any violation by Seller or any of the Other Affiliated Entities of any Export Control Law, and any Proceeding alleging any such violation, and any other Loss otherwise arising out of or relating to any sale or license of any Product or Software by Seller or any of the Other Affiliated Entities to any Person in Cuba, Iran, North Korea, Sudan or Syria.

8.3                               Indemnification by Purchaser.  Purchaser shall indemnify Seller and the Unitholders against, and hold each of them harmless from, any and all Losses incurred or suffered by, or asserted against, it relating to or arising out of or in connection with any of the following:

(a)                                 any breach of or any inaccuracy in any representation or warranty made by Purchaser or Textura Parent in this Agreement or any Related Agreement or any document delivered by Purchaser or Textura Parent at the Closing;

(b)                                 any breach of or failure by Purchaser or Textura Parent to perform any covenant or obligation of Purchaser or Textura Parent set out in this Agreement or any Related Agreement or any document delivered by Purchaser or Textura Parent at the Closing; or

(c)                                  any of the Assumed Liabilities.

Textura Parent shall be jointly and severally liable with Purchaser for the indemnification obligations set forth in Section 8.3(a), but only to the extent such obligations arise out of or relate to the representations and warranties set forth in Article V, and for the indemnification obligations set forth in Section 8.3(b), but only to the extent such obligations arise out of or relate to the covenants and obligations set forth in Sections 6.1 and 6.2.

8.4                               Limitations.

(a)                                 Deductible.  Seller shall not be liable for Losses under Section 8.2(a), 8.2(b), 8.2(c), 8.2(d) or 8.2(e) until, and then only to the extent that, the aggregate amount of all Losses otherwise due to the Purchaser Indemnified Parties under all such sections, collectively exceeds an accumulated total of $50,000 (the “Deductible”). For the avoidance of doubt, if the Purchaser Indemnified Parties’ aggregate Losses otherwise due under Section 8.2(a), 8.2(b), 8.2(c), 8.2(d) and/or 8.2(e) exceed the Deductible, the Purchaser Indemnified Parties shall be entitled to recover only that portion of their Losses under Section 8.2(a), 8.2(b), 8.2(c), 8.2(d) and/or 8.2(e) in excess of the Deductible.  For the avoidance of doubt, the Deductible shall not apply to Losses under Section 8.2(f).

(b)                                 Representations and Warranties Cap.  In no event shall Seller’s aggregate liability under Section 8.2(a) (other than with respect to Title and Authorization Warranties and Tax Warranties) exceed $1,125,000.  The foregoing limitation shall not apply to claims with respect to any Title and Authorization Warranties or any Tax Warranties (it being understood that Losses in respect of the Title and Authorization Warranties and Tax Warranties shall not be counted for purposes of determining whether the foregoing limitation has been reached, notwithstanding the fact that such Losses are indemnifiable pursuant to Section 8.2(a)).

(c)                                  Overall Cap.  Notwithstanding anything set forth in this Agreement to the contrary, Seller’s total aggregate liability pursuant to Section 8.2 shall not exceed the Purchase Price, and Purchaser’s total aggregate liability pursuant to Section 8.3 shall not exceed the Purchase Price.

(d)                                 Additional Matters.

(i)                                     Notwithstanding anything to the contrary herein, the limitations set forth in Sections 8.1, 8.4(a), 8.4(b) and 8.4(c) shall not apply to any claim for fraud or intentional misrepresentation.

(ii)                                  Any and all claims by a Purchaser Indemnified Party for Losses shall be satisfied first from the Holdback Textura Shares in accordance with Section 6.1, but only to the extent there exists a positive Holdback Cushion Amount that is sufficient to satisfy such Losses.  Subject to the foregoing sentence, Purchaser shall have the right to set-off against its payment obligations pursuant to the Installment Note and the Redemption Note(s), if any, any Losses that are or may become recoverable from Seller pursuant to this Article VIII.

(iii)                               With respect to any Loss incurred or suffered by, or asserted against, any Purchaser Indemnified Party for which such Purchaser Indemnified Party could assert, as a basis for indemnification, Section 8.2(a) as well as one or more of Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e) or 8.2(f), such Purchaser Indemnified Party shall be entitled to seek indemnification under any such available basis as determined by such Purchaser Indemnified Party in its sole discretion.  Without limiting the generality of the foregoing, if a Purchaser Indemnified Party seeks and is eligible for indemnification for a particular Loss pursuant to Section 8.2(b), 8.2(c), 8.2(d), 8.2(e) or 8.2(f), the fact that indemnification for such Loss could also be obtained pursuant to Section 8.2(a) shall not, by virtue of such fact, result in the application of Section 8.4(b) to limit the amount of recoverable Losses in connection therewith.

8.5          Claims.  As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving any claim, or the commencement of any Proceeding, of the type described in Section 8.6, the Indemnified Person shall promptly give notice to the Indemnifying Person of the nature and amount (to the extent then ascertainable) of such claim; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby.  If the Indemnifying Person does not object in writing to such indemnification claim within twenty (20) days after receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted.  If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.

8.6          Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall give written notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby.  The Indemnifying Person may, at its own expense (a) participate in the defense of any such claim or Proceeding and (b) upon written notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person of a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, for all Losses arising out of such claim or Proceeding, at any time during the course of any such claim or Proceeding, assume the defense thereof; provided, that (i) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person, (ii) the Indemnifying Person has the financial resources to perform its obligations hereunder, as reasonably determined by the Indemnified Person, and (iii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim or Proceeding; provided, further, that the Indemnifying Person shall not have the right to assume the defense of any claim or Proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Person.  If the Indemnifying Person assumes the defense of a claim or Proceeding pursuant to this Section 8.6, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person; provided, that if counsel for the Indemnified Person reasonably determines that a conflict of interest exists between such Indemnified Person and the counsel utilized by the Indemnifying Person, the expenses of the Indemnified Person’s counsel shall be paid by the Indemnifying Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim or Proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

8.7          Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim or Proceeding of the kind referred to in Section 8.6 shall also be binding upon the

Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no Liability shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent and (b) the Indemnifying Person shall not settle or compromise any such Claim or Proceeding unless it has the financial resources to undertake its obligations under any such settlement or compromise, as reasonably determined by the Indemnified Person prior to entry into such settlement or compromise.  The Indemnified Person shall give the Indemnifying Person advance notice as soon as practical of any proposed settlement or compromise of any claim or Proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, further, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete Liability and responsibility for such claim or Proceeding and any and all Losses in connection therewith, including all Losses in excess of the amount of Losses (whether otherwise indemnifiable or not) which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

8.8          Failure of Indemnifying Person to Act.  In the event that the Indemnifying Person does not elect to assume the defense of any claim or Proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim or Proceeding, or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

8.9          Effect on Purchase Price of Indemnity Payments.  Any amounts payable under Section 8.2 or Section 8.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price of the Acquired Assets.

8.10        Related Agreements.  Nothing in this Agreement shall limit the right of Purchaser or any other Purchaser Indemnified Party to pursue remedies against any Key Employee under their respective Employment Agreement or any other Contract which he executes after the Closing or against the Consultant under the Consulting Agreement or any other Contract which he executes after the Closing or any other Contract to which any employee of Purchaser is a party.

8.11        Specific Performance.  Seller acknowledges that Purchaser would be immediately and irreparably harmed by a breach of any of Purchaser’s covenants set forth in Article VI, which harm money damages would be inadequate to remedy, and that Purchaser shall be entitled to a preliminary injunction, temporary restraining order, permanent injunction and other equivalent relief, restraining Seller from any actual or threatened breach thereof.  Seller agrees to waive any requirement that a bond be posted in order for Purchaser to secure an injunction or other equitable remedy (or, if such requirement cannot be waived under applicable law, Seller agrees that such bond need not be more than a nominal sum).  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available under law, in equity or otherwise.

8.12        Guaranty.  Textura Parent irrevocably, absolutely and unconditionally guarantees to Seller (and, if applicable, the Unitholders) the punctual payment, when due of all amounts payable to Seller (and, if applicable, the Unitholders) at any time by Purchaser under the

Installment Note, in each case however created, arising or evidenced, whether direct or indirect, known or unknown, primary or secondary, absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due (collectively, the “Guaranteed Obligations”).  Without limiting the generality of the foregoing, Textura Parent hereby agrees that if for any reason (including the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefits of creditors, reorganization, composition or readjustment of, or other similar actions affecting the status, existence, assets or obligations of, Purchaser) Purchaser shall fail to fully and promptly pay any amount due and payable to Seller (and, if applicable, the Unitholders) at any time under the Installment Note as and when the same shall become due and payable, then Textura Parent shall promptly pay such amount in full to Seller (or, if applicable, the Unitholders).  The obligations of Textura Parent hereunder shall be continuing and irrevocable, absolute and unconditional, primary and original, immediate and not contingent and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition.  This guaranty shall constitute a guaranty of payment when due and of performance when due and not of collection, and Textura Parent specifically agrees that it shall not be necessary, and that Textura Parent shall not be entitled to require, before or as a condition of enforcing the liability of Textura Parent under this guaranty or requiring payment or performance of the Guaranteed Obligations by Textura Parent hereunder, or at any time thereunder, that Seller or any Unitholder (i) asserts or files any claim, or proceeds to obtain judgment, against Purchaser or any other Person or against the assets of Purchaser or any other Person; (ii) make any other effort to obtain payment or performance of any Guarantied Obligation from Purchaser or any other Person; (iii) foreclose against or seek to realize upon any security now or hereunder existing for any Guaranteed Obligation; or (iv) exercise or assert any other right or remedy to which Seller is or may be entitled in connection with any Guaranteed Obligation or any security or other guaranty therefor.

8.13        Effect of Investigation.  Purchaser and Textura Parent shall be entitled to rely on the representations and warranties of Seller and its Affiliates herein and in the Related Agreements notwithstanding any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Textura Parent or Purchaser.  Seller’s obligations under this Article VIII shall not be limited in any way by the knowledge of Purchaser or Textura Parent.

8.14        Exclusive Remedy.  The parties hereby agree that the foregoing provisions of this Article VIII shall be the sole and exclusive means of recovery of a party or any other Person entitled to indemnification under this Article VIII except in the case of fraud or intentional misrepresentation.

ARTICLE IX

MISCELLANEOUS

9.1          Expenses.  Except as otherwise provided herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Seller shall pay (a) all sales, use, stamp, transfer, vehicle use, service, recording and like Taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Assets and (b) all costs of transferring the Information and Records to Purchaser.

9.2          Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser, Textura Parent and Seller.

9.3          Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed) or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Seller, addressed as follows:

Planswift, LLC
Attn: Heber Allred
90 West 500 South, NUM 232
Bountiful, Utah 84010
Facsimile No.: (888) 554-2137

with a copy (which shall not constitute notice) to:

Omni Legal Solutions
Attn: Justin Atwater
500 N. Marketplace Dr., Suite 250
Centerville, Utah 84014
Facsimile No.: (801) 335-8530

If to Purchaser or Textura Parent, addressed as follows:

Textura Corporation
1405 Lake Cook Rd.
Deerfield, IL 60015
Attention: Patrick Allin
Facsimile No.: (847) 235-8484

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Frederick B. Thomas
Facsimile No.: (312) 701-7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.4          Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.5          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no assignment of any rights or obligations shall be made by Seller without the written consent of Purchaser or by Purchaser without the written consent of Seller, except that (i) Purchaser may assign any or all of its rights and obligations hereunder without such consent to any Affiliate of Purchaser and (ii) Purchaser may assign any or all of its rights and obligations hereunder without such consent to a purchaser of all or substantially all of Purchaser’s assets or its business or to any successor entity in a merger involving Purchaser and such entity.

9.6          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon any other third parties (including any Transferred Employee or other employee of Seller) any remedy, claim, Liability, reimbursement, cause of action or other right; provided, that the Consultant is an intended third party beneficiary of Section 6.2(d).

9.7          Bulk Transfer Law.  The parties hereby waive compliance by Seller with the provisions of any applicable “bulk sales law” or “bulk transfer law” of any jurisdiction in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, pursuant to Section 8.2(c), Seller shall indemnify the Purchaser Indemnified Parties against, and hold each of them harmless from, any and all Losses incurred or suffered by, or asserted against, them relating to or arising as a result of any such non-compliance.

9.8          Further Assurances.  Upon the reasonable request of Purchaser, Seller will after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.  Seller further agrees that, from and after the Closing Date, it will cooperate in all reasonable efforts of Purchaser to enforce or preserve its rights in and to all Intellectual Property conveyed to Purchaser pursuant to this Agreement.

9.9          No additional Representations; Disclaimer.

(a)           Except as set forth in Article V, neither Purchaser nor Textura Parent will be subject to any liability or indemnification obligation to Seller, the Unitholders or any other Person resulting from (nor shall Seller or any Unitholder have any claim with respect to) the distribution to Seller or the Unitholders, or the use by Seller or the Unitholders of, or reliance on, any information, documents, projections, forecasts or other material made available to Seller or the Unitholders in the Data Room, management presentations, the draft of the Registration Statement of Textura Parent on Form S-1 (the “Form S-1”), the valuation report prepared by Grant Thornton as of September 30, 2012 (issued on January 3, 2013) (the “GT Report”) or other material in expectation of, or in connection with, the issuance of the Textura Shares contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b)           Without limitation of Section 9.9(a), in connection with the investigation by Seller and the Unitholders of Textura Parent and its Affiliates, Seller and the Unitholders have received or may receive from Textura Parent and/or its Affiliates certain estimates, projections, forward-looking statements and other forecasts and certain business plan information, including the GT Report and a draft of the Form S-1 (which, among other things, describes a certificate of incorporation, bylaws and other matters not currently in effect and which may never be in effect).  Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Seller and the Unitholders are familiar with such uncertainties, that Seller and the Unitholders are taking full responsibility for making their own respective evaluations of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and further, that any such estimates, projections and other forecasts and plans contained in the draft of the Form S-1 are subject in all respects to change prior to the date when such document is filed with, and declared effective by, the Securities and Exchange Commission.  Neither Seller nor the Unitholders shall have a claim against anyone with respect to the GT Report, the Form S-1 or any other estimates, projections and other forecasts and plans that have been provided to Seller or the Unitholders, and Seller acknowledges that neither Textura Parent, Purchaser nor any member, officer, director, employee or agent of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and neither Seller nor the Unitholders are relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Seller and the Unitholders each agree that they have not relied thereon.

(c)           THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V ARE THE SOLE REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TEXTURA PARENT.

9.10        Severability.  If at any time any of the provisions of this Agreement shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Agreement shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

9.11        Entire Understanding.  This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

9.12        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

9.13        Venue.  Each party hereto hereby consents to, and confers exclusive jurisdiction upon, the courts of the State of Illinois and the Federal courts of the United States of America located in the county of Cook in the State of Illinois, and appropriate appellate courts therefrom, over any Proceeding arising out of or in connection with this Agreement or any Related Agreement, the subject matter hereof or thereof or the transactions contemplated hereby or thereby.  Each party hereto hereby waives, and agrees not to assert, as a defense in any such Proceeding that it is not subject to such jurisdiction or that such Proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution or that such Proceeding is brought in an inconvenient forum, or that the venue of such Proceeding is improper.

9.14        Waiver of Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, THE SUBJECT MATTER HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

9.15        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.16        Certain Matters of Construction.  In addition to the definitions referred to in this Agreement:

(a)           Each of the parties and their respective counsel have reviewed and negotiated this Agreement.  Any rule of construction against the party preparing this Agreement is hereby waived.

(b)           Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)           Underscored references to Articles, Sections, clauses, Exhibits, Schedules or Attachments to Schedule shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

(d)           The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(e)           Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(f)            The word “including” and “include” shall be deemed to be followed by the phrase “without limitation.”

(g)           Any reference to “$” or “dollars” shall mean United States dollars, and all payments required by any party shall be made in United States dollars.

(h)           Any reference to any Law shall mean such Law as amended and in effect as of any time of determination.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

TEXTURA PLANSWIFT CORPORATION

By:	/s/ Patrick J. Allin
Name: Patrick J. Allin
Title: President

TEXTURA CORPORATION

By:	/s/ Patrick J. Allin
Name: Patrick J. Allin
Title: Chief Executive Officer

PLANSWIFT, LLC

By:	/s/ James Purpura
Name: James Purpura
Title: President

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

For purposes of the Asset Purchase Agreement to which this Exhibit A is attached, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning provided in Section 2.2(b).

“Accounts Receivable” shall have the meaning provided in Section 1.1(b).

“Acquired Assets” shall have the meaning provided in Section 1.1.

“Acquired Cash” shall have the meaning provided in Section 1.1(e).

“Adjusted Purchase Price” shall have the meaning provided in Section 2.1.

“Affiliate” shall mean, with respect to any specified Person, any other Person which directly, or indirectly through one or more intermediaries, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.  In addition, (i) each Unitholder and Other Affiliated Entities shall be deemed an “Affiliate” of Seller, and Seller shall be deemed an “Affiliate” of each Unitholder and Other Affiliated Entities and (ii) if the specified Person is an individual, the term “Affiliate” shall also include (x) the individual’s parent, spouse, child, sibling or other relative (no more remote than first cousin), by blood, marriage or adoption, and (y) any corporation, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association or other entity that is directly or indirectly, through one or more intermediaries, owned or controlled by such Person, either alone or together with one or more individuals described in clause (x).  A Person shall be deemed to “control” another Person if it owns more than 50% of the capital stock or other equity or ownership interest of such other Person or otherwise possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of such other Person, through ownership of voting securities or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” shall have the meaning provided in Section 2.3.

“Assets” shall mean, collectively, the Acquired Assets and the Leased Assets.

“Assumed Accounts Payable” shall have the meaning provided in Section 1.4(a).

“Assumed Liabilities” shall have the meaning provided in Section 1.4.

“Benefit Plans” shall have the meaning provided in Section 4.17.

“Bill of Sale and Assignment and Assumption Agreement” shall have the meaning provided in Section 3.2(a).

“Business” shall mean the business of researching, developing, marketing, selling and licensing the Products, Software and other Intellectual Property anywhere in the world for use in the construction industry in connection with bid management and construction take-off and estimation.

“Business Day” shall mean any day other than Saturday or Sunday, or any other day on which banks in Chicago, Illinois are permitted or required to be closed.

“Business Financial Statements” shall mean (i) the unaudited financial statements of Tech Unlimited, Inc. as of and for the years ended December 31, 2010 and December 31, 2011 and consisting of the balance sheet of Tech Unlimited, Inc. at such dates and the related statements of income and retained earnings and cash flows of Tech Unlimited, Inc. for the twelve months then ended, and (ii) the unaudited financial statements of Seller as of and for the twelve (12) months ended December 31, 2012 consisting of the balance sheet of Seller at such date and the related statement of profit and loss of Seller for the twelve (12) month period then ended.

“Business Financial Statements Principles” shall mean GAAP as modified by the Business Financial Statements Principles as set forth on Schedule A on a basis consistent with the accounting principles, practices and procedures used in the preparation of the December 31, 2012 balance sheet included in the Business Financial Statements.

“Closing” shall have the meaning provided in Section 3.1.

“Closing Date” shall have the meaning provided in Section 3.1.

“Closing Net Working Capital” shall mean the amount equal to (i) the aggregate value of Accounts Receivable, the Acquired Cash and the Prepaid Expenses, but in each case excluding any Excluded Assets, minus (ii) the aggregate amount of the Assumed Accounts Payable, the Other Current Operating Liabilities and the Deferred Revenue Amount, in each case determined as of immediately prior to the Closing in accordance with the Net Working Capital Principles, plus (iii) the amount of the Post-Closing Compensation Obligations.  For the avoidance of doubt, no assets or liabilities shall be double counted in the calculation of Closing Net Working Capital.

“Closing Payment Amount” shall mean an amount equal to $1,204,000 plus the amount by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital or minus the amount by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, as applicable.

“Closing Statement” shall have the meaning provided in Section 2.2(b).

“Closing Textura Shares” shall mean 228,987 shares of common stock of Textura Parent.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation” shall mean all wages, bonuses, commissions, vacation pay, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits), including any related payroll deductions (such as FICA and any pension or other employee benefit plan contributions and employment Taxes) with respect thereto.

“Confidential Information” shall mean all Information and Records and Intellectual Property that are not and have not become, as a result of action by Seller prior to November 30, 2012 or by Purchaser or Textura Parent after the Closing, ascertainable or obtainable from public or published information.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of June 25, 2012, between Textura Parent and Seller.

“Consent” shall mean any consent, notice, approval, authorization, clearance, qualification, registration, license, order, or other action required to be obtained from or made with, or any notice, filing, registration, declaration, report or statement required to be filed with or submitted to, any Governmental Authority or any other Person.

“Consultant” shall mean Heber Allred.

“Consultant Redeemed Shares” shall have the meaning provided in Section 6.2(d).

“Consulting Agreement” shall have the meaning provided in Section 3.2(d).

“Contract” shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument or license, in each case whether written, verbal or otherwise understood, which is binding and enforceable or is intended or purports to be binding and enforceable.

“Copyrights” shall have meaning provided in the definition of “Intellectual Property.”

“Data Room” shall mean the electronic data room established by Seller via the Merrill Datasite data room platform, as such data room existed as of 5:00 p.m. central time on the day prior to the Closing Date.

“Deductible” shall have the meaning provided in Section 8.4(a).

“Deferred Revenue Amount” shall mean the book value of the Retained Liabilities in respect of the Maintenance and Support Contracts as of the Closing Date, as determined in accordance with the Net Working Capital Principles.

“Employment Agreements” shall have the meaning provided in Section 3.2(c).

“Environmental Laws” shall mean any Law which relates or applies to health, safety, workplace safety, pollution, protection of the environment, contamination of the environment or property or natural resources, or releases of materials into the environment, or which relates to or otherwise imposes Liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air, water or land, or otherwise relates to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of any pollutant, contaminant or hazardous or toxic waste, substance or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Holder” shall mean Textura Parent.

“Estimated Closing Net Working Capital” shall have the meaning provided in Section 2.2(a).

“Excluded Assets” shall have the meaning provided in Section 1.3.

“Excluded Contracts” shall have the meaning provided in Section 1.3(c).

“Export Control Laws” shall mean the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the laws and regulations promulgated or administered by the U.S. Office of Foreign Assets Control of the Department of the Treasury to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time.

“First Redemption Date” shall have the meaning provided in Section 6.2(f).

“Form S-1” shall have the meaning provided in Section 9.9(a).

“GAAP” shall mean U.S. generally accepted accounting principles consistently applied.

“Government Contract” shall mean any Contract between or among Seller or any of its agents or contractors, on the one hand, and any Governmental Authority, on the other hand, and any Contract by which Seller or any of the Assets is bound that involves or relates to any Governmental Authority.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state, local or other political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitration panel or arbitrator.

“GT Report” shall have the meaning provided in Section 9.9(b).

“Guaranteed Obligations” shall have the meaning provided in Section 8.12.

“Hazardous Substance” shall mean (i) any material or substance which (A) is defined as, is regulated or controlled as, or constitutes a hazardous substance, hazardous waste, universal waste, hazardous material, toxic substance, pollutant, contaminant, or dangerous, hazardous, or toxic chemical or constituent under any Environmental Law, or (B) is defined as, is regulated as, or constitutes, in whole or in part, petroleum, a petroleum product or crude oil, (ii) asbestos or asbestos containing materials or presumed asbestos containing materials, and (iii) lead based paint.

“Holdback Cushion Amount” shall mean, at any time at which such calculation is made, the amount, if any, by which:

(i) the quantity obtained by multiplying (x) the number of Holdback Textura Shares (if such calculation is made during the Holdback Period) or the number of Post-Holdback Period Textura Shares (if such calculation is made after the Holdback Period) then held in escrow pursuant to Section 6.1 at the time such calculation is made by (y) the Per Share Price, exceeds

(ii) the aggregate amount of Losses then claimed by Purchaser to have been suffered by the Purchaser Indemnified Parties in connection with all indemnification claims that have not been resolved by a final, non-appealable judgment or award or by the mutual agreement of Purchaser and Seller at the time of such calculation.

“Holdback Period” shall mean the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date.

“Holdback Stock Powers” shall have the meaning provided in Section 6.1(c).

“Holdback Textura Shares” shall mean 40,410 shares of common stock of Textura Parent, subject to the terms and conditions of Sections 6.1.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

“Indebtedness” shall mean the following liabilities, whether or not contingent, but without double counting: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (iv) liabilities related to the deferred purchase price of property or services, (v) liabilities arising from cash/book overdrafts, (vi) liabilities under capitalized leases and (vii) indebtedness of other Persons guaranteed by Seller (whether or not secured) or secured by any Lien on the Assets.  For the avoidance of doubt, the term “Indebtedness” does not include obligations to provide technical support or updates pursuant to the Maintenance and Support Contracts.

“Independent Contractor” shall have the meaning provided in Section 4.18.

“Information and Records” shall have the meaning provided in Section 1.1(d).

“Installment Note” shall have the meaning provided in Section 2.1(b)(iii).

“Intellectual Property” shall mean any or all of the following, whether arising under the Laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regimes or conventions, in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents (including provisionals, continuations, divisionals, renewals, continuations-in-part, extensions, reissues and re-examinations thereof) and patent applications and disclosures (“Patents”); (ii) all inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, processes, technical data, and all documentation relating to any of the foregoing (“Trade Secrets”); (iii) all works of authorship and registered and unregistered copyrights, the registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all Software; (v) all registered and unregistered trademarks, trade names, trade dress, logos, service marks, slogans and other indicia of origin, in each case including registrations and applications therefor throughout the world and all goodwill associated therewith (“Trademarks”); (vi) all domain names and universal resource locators (“URLs”) and other names and locators associated with the internet; (vii) all databases and sui generis database rights; (viii) trade secrets, confidential or proprietary information, inventions (to the extent not disclosed in published patent applications and whether or not patentable or reduced to practice), methods, processes, formulae, technology, algorithms, models, vendor lists, customer lists and know-how and any information meeting the definition of a trade secret under the Uniform Trade Secrets Act; and (ix) all other intangible assets, properties and rights and all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent assets, properties and rights to any of the foregoing anywhere in the world.

“Intellectual Property Licenses” shall have the meaning provided in Section 1.2(a).

“Interim Balance Sheet” shall mean the balance sheet referred to in clause (ii) of the definition of Business Financial Statements.

“IP Assignment Documents” shall have the meaning provided in Section 3.2(b).

“IPO” shall have the meaning provided in Section 6.2(d).

“IT Assets” shall have the meaning provided in Section 4.12(j).

“Key Employees” shall mean James Purpura and Derek Delquadro.

“Law” shall mean any federal, state, local or foreign law, statute, treaty, code or ordinance, common law or any applicable rule, regulation, guidelines, standard, Order or Permit of any Governmental Authority.

“Leased Assets” shall mean all assets leased or licensed to Seller pursuant to any of the Real Property Leases, Personal Property Leases or Intellectual Property Licenses.

“Lease Party” shall have the meaning provided in Section 4.14(c).

“Leased Real Property” shall have the meaning provided in Section 4.14(b).

“Liabilities” shall mean any and all Indebtedness, liabilities, obligations, commitments, responsibilities, fines, penalties and sanctions, in each case whether absolute or contingent,

matured or unmatured, liquidated or unliquidated, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, due or to become due, whenever and however arising, including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or related to the investigation or defense thereof, in each case whether or not required to be reflected in financial statements that are prepared in accordance with GAAP.

“Lien” shall mean any mortgage, lien, assessment, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party (including any right of first refusal), easement, restrictive covenant, encroachment or other encumbrance of any kind.

“Lock-Up Agreements” shall have the meaning provided in Section 6.2(e).

“Losses” shall mean any and all claims, Liabilities, losses, damages, costs and expenses (including reasonable expenses of investigation, defense and enforcement and reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses incurred in connection therewith), settlement payments, awards, judgments, fines and penalties, in each case whether caused directly or indirectly.

“Maintenance and Support Contracts” shall have the meaning provided in Section 1.3(c).

“Maintenance and Support Services” shall have the meaning provided in Section 6.9(a).

“Material Adverse Effect” shall mean an effect on (a) the assets, Liabilities, financial condition, operations, results of operations, cash flows or business of Seller, taken as a whole, that is material and adverse, other than as a result of (i) changes adversely affecting the general economy which also adversely affect the industry in which Seller operates; (ii) the announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Laws applicable to Seller or its Business at the Closing Date; (iv) changes in GAAP or (v) acts of war or terrorism; or (b) on the ability of Seller to consummate the transactions contemplated hereby or to perform any of its obligations under this Agreement or the Related Agreements.

“Material Contract” shall have the meaning provided in Section 4.11(b).

“Net Working Capital Principles” shall mean the accounting principles, practices and procedures set forth on Schedule B, applied on a basis consistent with the preparation of the Target Net Working Capital.

“Noncompetition Agreements” shall have the meaning provided in Section 3.2(e)(i).

“Number of Available Shares” shall mean, with respect to each Redemption Date, that number of Textura Shares which is equal to one-third (1/3) of the aggregate of (i) the number of Closing Textura Shares issued pursuant to Section 2.1(b)(iii); (ii) plus the number of Holdback Textura Shares issued in the name of Seller and delivered to Escrow Holder in accordance with the terms of Section 2.1(b)(iv) less such number of shares, if any, which have been transferred to a Purchaser Indemnified Party prior to such Redemption Date as a result of indemnification claims in accordance with Section 6.1(a)(i) or Section 6.1(b)(i).

“Order” shall mean any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Organizational Documents” shall mean, with respect to any non-natural Person, (i) such Person’s certificate of incorporation or other charter documents or certificate adopted, filed or registered in connection with the creation, formation or organization of such Person; (ii) such Person’s by-laws, if applicable, and (iii) any limited liability company agreement, shareholders agreement, or similar Contract among or applying to such Person and the equity holders of such Person.

“Other Affiliated Entities” shall mean Tech Unlimited, Inc., Bountiful Sales Group LLC and Techra Software, Inc.

“Other Closing Matters Agreement” shall have the meaning provided in Section 3.2(e)(ii).

“Other Current Operating Liabilities” shall have the meaning provided in Section 1.4(b).

“Owned Intellectual Property” shall have the meaning provided in Section 1.1(a).

“Patents” shall have meaning provided in the definition of “Intellectual Property.”

“Per Share Price” shall mean, with respect to the shares of common stock of Textura Corporation, an amount equal to $27.84 per share.

“Permit” shall mean any permit, tariff, authorization, license, certificate, variance, interim permit, approval, clearance, qualification, registration, franchise or right, in each case required or permitted under any Law or required or permitted to be obtained from, filed with or delivered to any Governmental Authority, and any applications for the foregoing.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company (whether treated as a disregarded entity, a partnership or a corporation for Tax purposes), trust, association or other entity or any Governmental Authority.

“Personal Property Leases” shall have the meaning provided in Section 1.2(a)(ii)B.

“Post-Closing Compensation Obligations” shall have the meaning set forth in Section 7.2(b).

“Post-Holdback Period Disputed Claims” shall have the meaning provided in Section 6.1(a)(ii).

“Post-Holdback Period Textura Shares” shall have the meaning provided in Section 6.1(a)(ii).

“Prepaid Expenses” shall mean the lease deposits and prepaid expenses (for tradeshows) of Seller as of the Closing Date, as determined in accordance with GAAP.

“Proceeding” shall mean any action, arbitration, mediation, hearing, litigation, audit, investigation or suit (whether civil, criminal, administrative or judicial) commenced, brought, conducted or heard by or before any Governmental Authority.

“Products” shall have the meaning provided in Section 4.12(a).

“Purchase Price” shall mean an amount equal to Ten Million Dollars ($10,000,000), which amount shall be payable in part in cash installments pursuant to this Agreement and the Installment Note and in part by the issuance of the Textura Shares on the terms and subject to the conditions of this Agreement.

“Purchased Contracts” shall have the meaning provided in Section 1.2(a)(ii).

“Purchased Permits” shall have the meaning provided in Section 1.2(a)(i).

“Purchaser” shall have the meaning provided in the Preamble.

“Purchaser Indemnified Party” shall have the meaning provided in Section 8.2.

“Real Property Lease” shall have the meaning provided in Section 4.14(b).

“Redemption Dates” shall have the meaning provided in Section 6.2(f).

“Redemption Note” shall have the meaning provided in Section 6.2(f).

“Related Agreements” shall mean the Bill of Sale and Assignment Agreement, the IP Assignment Documents, the Employment Agreements, the Consulting Agreement, the Noncompetition Agreements, the Other Closing Matters Agreement, the Seller Holdback Stock Powers and the Installment Note.  The Related Agreements executed by a specified Person may be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Retained Liabilities” shall have the meaning provided in Section 1.5.

“Sales Channel Contracts” shall have the meaning provided in Section 1.3(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Redemption Date” shall have the meaning provided in Section 6.2(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning provided in the Preamble.

“Seller Consents” shall have the meaning provided in Section 4.4.

“Seller Employees” shall have the meaning provided in Section 4.18.

“Seller Holdback Stock Powers” shall have the meaning provided in Section 3.2(i)(ii).

“Seller’s Knowledge” shall mean the actual knowledge of any of the Unitholders or Bruce Hacking, in each case after due inquiry.

“Seller Registered IP” shall mean all United States, international and foreign:  (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, and other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) domain names; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi public legal authority at any time, in each case of the foregoing clauses (i) through (v) that is owned by, filed in the name of, applied for by, filed on behalf of, or otherwise related to Seller.

“Software” shall mean any and all (i) algorithms and computer software and code, including all source code, object code, applications, firmware, assemblers, applets, compilers, operating systems, specifications, data, database management code, utilities, libraries, scripts, design tools, user interfaces, application programming interfaces and development tools, menus, images, icons, forms, plug-ins methods of processing, software engines, platforms and data formats, (ii) all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, (iii) all databases, data collections, files and records and all content or other information associated or used therewith, and all rights therein, (iv) all programmer and user documentation, including source code listings, user manuals and training materials, relating to any of the foregoing, whether in human readable form or otherwise, and all copies of the foregoing in any and all formats or media, and (v) with respect to the foregoing items, all versions, updates, patches, corrections, customizations, enhancements and modifications thereto.

“Statute of Limitations Date” shall mean, with respect to each indemnity claim based on a breach of a Tax and Employee Benefit Warranty, the close of business on the 30th day after the expiration of the applicable statute of limitations under applicable Laws with respect to the particular matter underlying that indemnity claim, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Straddle Period” shall have the meaning provided in Section 6.7(d).

“Target Net Working Capital” shall mean an amount equal to negative $575,008.

“Tax and Employee Benefits Warranties” shall mean the representations and warranties set forth in Sections 4.17 and 4.19.

“Tax Return” shall mean any report, return or other information or filing required to be supplied to a Governmental Authority in connection with any Taxes.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, bulk sales, franchise, profits, excise, value added, stamp, alternative or minimum, leasing, lease, user, transfer, registration, fuel, excess profits, occupational, premium, interest equalization, windfall profits, license, payroll, employment, environmental, abandoned property, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment, Medicare and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Textura Parent” shall have the meaning provided in the Preamble.

“Textura Parent Financial Statements” shall mean (i) the audited financial statements of Textura Parent as of and for the fiscal year ended September 30, 2011 and consisting of the balance sheet of Textura Parent at such date and the related statement of income and retained earnings and cash flows of Textura Parent for the twelve months then ended and (ii) the audited financial statements of Textura Parent as of and for the fiscal year ended September 30, 2012 consisting of the balance sheet of Textura Parent at such date and the related statement of income of Textura Parent for the twelve (12) month period then ended.

“Textura Parent Organizational Documents” shall have the meaning provided in Section 4.27(b).

“Textura Shares” shall mean the Closing Textura Shares and the Holdback Textura Shares and, after the expiration of the Holdback Period, shall also include the Post-Holdback Period Textura Shares, if any.

“Third Redemption Date” shall have the meaning provided in Section 6.2(f).

“Title and Authorization Warranties” shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.7, 4.12(c), 4.24. 5.1, 5.2, 5.3 and 5.6.

“Trade Secrets” shall have meaning provided in the definition of “Intellectual Property.”

“Trademarks” shall have meaning provided in the definition of “Intellectual Property.”

“Transfer” shall have the meaning provided in Section 6.2(b).

“Transferred Employees” shall have the meaning provided in Section 7.1.

“Unitholder Holdback Stock Powers” shall have the meaning provided in Section 6.1(c).

“Unitholders” shall have the meaning provided in Section 4.2(a).

“URLs” shall have meaning provided in the definition of “Intellectual Property.”

EXECUTION

Exhibit B

Form of Redemption Note

EXHIBIT B

FORM OF REDEMPTION NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS.

PROMISSORY NOTE

$[•](1)	[•], 201[•](2)

FOR VALUE RECEIVED, TEXTURA CORPORATION, a Delaware corporation (“Payor”), hereby promises to pay to the order of PLANSWIFT, LLC (together with its permitted successors or assigns, “Payee”) the principal amount of [•](1) Dollars ($[•]) (the “Principal Amount”) in installments accordance with this promissory note (this “Note”).  This Note is being delivered pursuant to that Section 6.2(f) of that certain Asset Purchase Agreement, dated as of January 31, 2013, between Payor, Textura Planswift Corporation and Payee (the “Purchase Agreement”).  Except as set forth in Paragraphs 2 and 8(b) below, no interest shall accrue on the Principal Amount.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Purchase Agreement.

1.              Installment Dates; Right of Prepayment.  This Note shall be payable in four equal installments, each of $[•],(3) as follows:  (a) the first installment shall be due on the date hereof (the “First Installment Date”); (b) the second installment shall be due on [•], 201[•];(4) (c) the third installment shall be due on [•], 201[•](4) (the “Third Installment Date”); and (d) the fourth installment shall be due on [•], 201[•](4) (the “Fourth

(1) Note to Draft:  Initial principal amount of this Note to be equal to the aggregate number of shares redeemed on the applicable Redemption Date pursuant to Section 6.2(f) of the Purchase Agreement multiplied by $27.84 per share.

(2)  Note to Draft:  The date of this Note and the First Installment Date will be the applicable Redemption Date under the Purchase Agreement; provided, that if such date is not a Business Day, the date of this Note will be the first Business Day after the applicable Redemption Date.

(3) Note to Draft:  Amount of each installment to be equal to the initial principal amount of this Note divided by four.

(4)  Note to Draft:  Second Installment Date to be the date that is three months after the First Redemption Date; Third Installment Date to be the date that is six months after the First Redemption Date; and Fourth Redemption Date to be the date that is nine months after the First Redemption Date.  Notwithstanding the foregoing, if any such date is not a Business Day, the applicable Installment Date will be the first Business Day after the date it otherwise would have been pursuant to the foregoing sentence.

Installment Date” and, together with the First Installment Date, the Second Installment Date and the Third Installment Date, the “Installment Dates”.  Notwithstanding the foregoing, this Note and any installment hereunder may be prepaid at any time without penalty or premium.  Contemporaneously with the repayment of the full Principal Amount and interest (if applicable pursuant to Paragraph 2 below), Payee shall surrender this Note, duly endorsed, at the office of Payor.

2.              Interest.  Interest shall not accrue on the Principal Amount of this Note; provided, that if Payor does not pay any installment within five (5) Business Days after the applicable Installment Date, then subject to Paragraph 4 below, interest shall accrue, upon past due amounts only, at an interest rate equal to 10% per annum (the “Interest Rate”) in accordance with this Paragraph 2.  Interest at the Interest Rate shall accrue on such past due amounts from the date of this Note until the date upon which such past due amounts are paid in full.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be compounded quarterly.  Payments shall be applied first to payment of any fees, costs, expenses and other amounts (other than principal and interest) due, then to payment of accrued but unpaid interest, if any, then to the portion of the Principal Amount due on the First Installment Date, then to the portion of the Principal Amount due on the Second Installment Date, then to the portion of the Principal Amount due on the Third Installment Date, then to the portion of the Principal Amount due on the Fourth Installment Date.

3.              Payments.  All payments of the Principal Amount, interest (if applicable pursuant to Paragraph 2 above) and other amounts due hereunder shall be made by Payor in U.S. Dollars by wire transfer to the account of Payee set forth on Schedule 1 hereto or in accordance with such other wire instructions as Payee may designate to Payor in writing from time to time in accordance herewith at least five (5) Business Days prior to the date of any payment to which such other wire instructions are applicable.

4.              Setoff.  Subject to Section 8.4(d)(ii) of the Purchase Agreement, this Note and the payment of the Principal Amount, interest (if applicable) and other amounts due hereunder shall be subject to offset and/or reduction by Payor, in whole or in part, on account of any amounts now or hereafter owing by Payee or any of its Affiliates to Payor or any of its Affiliates under the Purchase Agreement or any of the Related Agreements or otherwise, it being acknowledged and agreed that the availability of such setoff rights shall not be deemed to limit or affect the right of any Purchaser Indemnified Party to seek recovery against Payee or any of its Affiliates directly in lieu of such setoff rights.  For the avoidance of doubt and without limiting the generality of the foregoing, if as of any Installment Date, (a) the aggregate amount of Losses then claimed in good faith by Payor to have been suffered by the Purchaser Indemnified Parties in connection with all then unresolved indemnification claims pursuant to the Purchase Agreement exceeds (b) the amount obtained by multiplying (i) the number of Holdback Textura Shares then held in escrow by Escrow Holder pursuant to Section 6.1 of the Purchase Agreement by (ii) the Per Share Price (i.e., such that there is not then a positive Holdback Cushion Amount), Payor shall be entitled to exercise its setoff rights pursuant to this Paragraph 4 and withhold from payments otherwise due on such date an amount equal to the excess of the

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aggregate Losses described in the foregoing clause (a) over the amount described in the foregoing clause (b) (it being understood that such set-off amounts shall not become due (and no interest shall accrue thereupon) unless and until, and then only to the extent of, any positive Holdback Cushion Amount that thereafter becomes available as determined in accordance with the Purchase Agreement).

5.              Collection Costs.  If Payor fails to make any payment due under this Note, Payee shall be entitled to recover from Payor all costs of effecting collection hereunder (including reasonable attorneys’ fees and court costs) and all such costs and expenses shall be payable upon demand.

6.              Waivers.  Payor hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices and demands in connection with the delivery, acceptance, performance or default of this Note.  No delay by Payee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by Payee and then only to the extent set forth therein.

7.              Assignment and Transfer of Note

a.              [Subject to Paragraph 7(b) below, t]his Note may not be negotiated, sold, assigned, transferred, distributed, encumbered or otherwise disposed of (each, a “Transfer”) by Payee without Payor’s prior written consent.

b.              [Notwithstanding Paragraph 7(a), but subject to compliance with Section [6.2(a)] of the Purchase Agreement, Payee may Transfer this Note, in whole or in part, to the Unitholders; provided, that Payee shall deliver written notice of such Transfer to Payor not less than ten (10) business days prior to such Transfer and shall comply with the other requirements of this Paragraph 7(b).  In the case of any such Transfer, (i) Payee shall surrender this Note, duly endorsed to the Unitholders, at the office of Payor and (ii) upon such surrender, Payor shall issue and deliver, in the name of each Unitholder, as applicable, new promissory notes of like tenor and identical terms (other than this Paragraph 7(b)) to this Note (each, a “Transferee Note”), with each such Transferee Note having that principal amount which is determined based upon Payee’s notice of Transfer delivered pursuant to the foregoing sentence (not to exceed in any event the Principal Amount to the extent then unpaid with respect to all Transferee Notes in the aggregate).  For the avoidance of doubt, following any Transfer, each subsequent holder, by its acceptance hereof, shall be bound by the restrictions upon Transfer set forth in Paragraph 7(a) (but without any application of this Paragraph 7(b)), and each Transferee Note shall include corresponding restrictions].(5)

(5)  Note to Draft:  Paragraph 7(b) to be included only in any Redemption Note issued to Seller.  Any Redemption Note issued to the Unitholders will contain only Paragraph 7(a), renumbered as Paragraph 7, with corresponding changes throughout the Note.

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8.              EVENT OF DEFAULT.

A.            DEFINITION.  FOR PURPOSES OF THIS NOTE, AN “EVENT OF DEFAULT” SHALL BE DEEMED TO HAVE OCCURRED IF:

I.                PAYOR (A) CEASES OR FAILS TO BE SOLVENT, OR GENERALLY FAILS TO PAY, OR ADMITS IN WRITING ITS INABILITY TO PAY ITS DEBTS AS THEY BECOME DUE, WHETHER AT STATED MATURITY OR OTHERWISE; (B) COMMENCES ANY INSOLVENCY PROCEEDING WITH RESPECT TO ITSELF; OR (C) TAKES ANY ACTION TO EFFECTUATE OR AUTHORIZE ANY OF THE FOREGOING; OR

II.           (A) ANY INVOLUNTARY INSOLVENCY PROCEEDING IS COMMENCED OR FILED AGAINST PAYOR, OR ANY WRIT, JUDGMENT, WARRANT OF ATTACHMENT, EXECUTION OR SIMILAR PROCESS, IS ISSUED OR LEVIED AGAINST A SUBSTANTIAL PART OF PAYOR’S PROPERTIES, AND ANY SUCH PROCEEDING OR PETITION SHALL NOT BE DISMISSED, OR SUCH WRIT, JUDGMENT, WARRANT OF ATTACHMENT, EXECUTION OR SIMILAR PROCESS SHALL NOT BE RELEASED, VACATED OR FULLY BONDED, WITHIN SIXTY (60) DAYS AFTER COMMENCEMENT, FILING OR LEVY; (B) PAYOR ADMITS THE MATERIAL ALLEGATIONS OF A PETITION AGAINST IT IN ANY BANKRUPTCY PROCEEDING, OR AN ORDER FOR RELIEF (OR SIMILAR ORDER UNDER NON-U.S. LAW) IS ORDERED AGAINST PAYOR IN ANY BANKRUPTCY PROCEEDING; OR (C)  PAYOR ACQUIESCES IN THE APPOINTMENT OF A RECEIVER, TRUSTEE, CUSTODIAN, CONSERVATOR, LIQUIDATOR, MORTGAGEE IN POSSESSION (OR AGENT THEREFOR), OR OTHER SIMILAR PERSON FOR HIMSELF OR A SUBSTANTIAL PORTION OF HIS PROPERTY.

B.            CONSEQUENCES OF EVENTS OF DEFAULT.

I.                ACCELERATION.  IF AN EVENT OF DEFAULT OCCURS AND IS CONTINUING, THEN ALL INDEBTEDNESS THEN DUE UNDER THIS NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE, AND PAYOR SHALL IMMEDIATELY PAY TO PAYEE ALL SUCH AMOUNTS.  FROM AND AFTER AN EVENT OF DEFAULT, ALL INDEBTEDNESS HEREUNDER SHALL ACCRUE INTEREST AT THE INTEREST RATE.

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II.           PAYEE RIGHTS.  IF AN EVENT OF DEFAULT OCCURS AND IS CONTINUING, THEN PAYEE, IN ADDITION TO THE RIGHTS SET FORTH HEREIN, SHALL ALSO HAVE ANY OTHER RIGHTS WHICH PAYEE MAY HAVE BEEN AFFORDED UNDER ANY CONTRACT OR AGREEMENT AT ANY TIME AND ANY OTHER RIGHTS WHICH PAYEE MAY HAVE PURSUANT TO APPLICABLE LAW.

C.            FOR THE AVOIDANCE OF DOUBT, EXCEPT IN THE CASE OF AN EVENT OF DEFAULT, THERE SHALL BE NO ACCELERATION OF ANY SUBSEQUENT INSTALLMENTS RESULTING FROM THE FAILURE OF PAYOR TO PAY ANY INSTALLMENT WHEN DUE HEREUNDER, BUT PAYEE SHALL HAVE THE RIGHT TO SEEK COLLECTION OF THIS NOTE TO THE EXTENT RELATING TO PAST DUE INSTALLMENTS IMMEDIATELY AFTER THE APPLICABLE INSTALLMENT DATE(S) IN ACCORDANCE WITH THE OTHER PROVISIONS OF THIS NOTE.

9.              NOTICES.  ANY NOTICE, REQUEST, INSTRUCTION OR OTHER DOCUMENT TO BE GIVEN HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN GIVEN (A) WHEN RECEIVED IF GIVEN IN PERSON OR BY COURIER OR A COURIER SERVICE, (B) ON THE DATE OF TRANSMISSION IF SENT BY FACSIMILE OR OTHER WIRE TRANSMISSION (RECEIPT CONFIRMED) OR (C) FIVE (5) BUSINESS DAYS AFTER BEING DEPOSITED IN THE MAIL, CERTIFIED OR REGISTERED, POSTAGE PREPAID:

If to Payee, addressed as follows:

Planswift, LLC

Attn: Heber Allred

90 West 500 South, Suite 232

Bountiful, Utah 84010

with a copy (which shall not constitute notice) to:

Omni Legal Solutions

Attn: Justin Atwater

500 N. Marketplace Dr., Suite 250

Centerville, Utah 84014

Facsimile No.: 801-335-8530

If to Payor, addressed as follows:

Textura Corporation

1405 Lake Cook Rd.

Deerfield, IL 60015

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Attention: Patrick Allin

Facsimile No.: (847) 235-8484

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Frederick B. Thomas

Facsimile No.: (312) 701-7711

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.       AMENDMENT.  THIS NOTE MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY PAYOR AND PAYEE.

11.       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

12.       CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF COOK IN THE STATE OF ILLINOIS, AND APPROPRIATE APPELLATE COURTS THEREFROM.

13.       USURY.  NOTHING IN THIS NOTE SHALL AUTHORIZE THE COLLECTION OF INTEREST IN EXCESS OF THE HIGHEST RATE ALLOWED BY LAW, AND IF ANY INTEREST STATED HEREIN EXCEEDS THE HIGHEST ALLOWABLE RATE, THE STATED RATE OF INTEREST SHALL BE DEEMED TO BE REDUCED TO THE HIGHEST RATE THEN ALLOWED BY LAW.

14.       SUCCESSORS AND ASSIGNS.  SUBJECT TO PARAGRAPH 7 ABOVE, THIS NOTE SHALL BE BINDING UPON AND SHALL INURE TO THE BENEFIT OF THE PAYEE AND ITS PERMITTED SUCCESSORS AND ASSIGNS.

15.       SEVERABILITY.  IF ANY PORTION OF THIS NOTE SHOULD BE FOUND TO BE INVALID OR UNENFORCEABLE, ALL OTHER PROVISIONS SHALL NEVERTHELESS REMAIN IN FULL FORCE AND EFFECT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

16.       PAYMENTS SET ASIDE.  TO THE EXTENT THAT ANY PAYMENT BY OR ON BEHALF OF PAYOR IS MADE TO PAYEE, AND SUCH PAYMENT OR ANY PART THEREOF IS SUBSEQUENTLY INVALIDATED, DECLARED TO BE FRAUDULENT OR PREFERENTIAL, SET ASIDE OR REQUIRED

17

(INCLUDING PURSUANT TO ANY SETTLEMENT ENTERED INTO BY PAYEE IN ITS DISCRETION) TO BE REPAID TO A TRUSTEE, RECEIVER OR ANY OTHER PARTY, IN CONNECTION WITH ANY PROCEEDING UNDER THE BANKRUPTCY CODE OR OTHER FEDERAL, STATE OR FOREIGN LIQUIDATION, CONSERVATORSHIP, BANKRUPTCY, ASSIGNMENT FOR THE BENEFIT OF CREDITORS, MORATORIUM, REARRANGEMENT, RECEIVERSHIP, INSOLVENCY, REORGANIZATION, OR SIMILAR DEBTOR RELIEF LAWS, OR OTHERWISE, THEN TO THE EXTENT OF SUCH RECOVERY, THE OBLIGATION OR PART THEREOF ORIGINALLY INTENDED TO BE SATISFIED SHALL BE REVIVED AND CONTINUED IN FULL FORCE AND EFFECT AS IF SUCH PAYMENT HAD NOT BEEN MADE.

[Remainder of this Page Intentionally Left Blank]

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 IN WITNESS WHEREOF, this Note has been duly executed as of the date first above written.

TEXTURA CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
((including, without limitation, with respect to the restrictions on Transfer set forth in Paragraph 7).

[PAYEE]

By:
Name:
Title:

[Signature Page to Redemption Note]

Schedule 1

Payment Instructions

[To be provided by Payee]

B-1

Exhibit C

Seller’s Standard Form of License

This program is provided “as-is”.  No warranties of any kind whatsoever are made as to it or any medium it may be on.  No remedy will be provided for indirect, consequential, punitive or incidental damages arising from it, including such from negligence, strict liability, or breach of warranty or contract, even after notice of the possibility of such damages.  We make no guarantee to accuracy in data, including measurements, scaling, or any aspect of the software, though we attempt to provide it as accurately as possible.

This software is protected by copyright laws.  Users only have the right to operate the software if it is properly licensed.  Distribution is strictly prohibited.  All concepts and functions of this software are to remain confidential.  You may not disassemble, decompile, decrypt, or bypass the security of the software in any way.  Users who have properly licensed the software, may operate the software only for the period of time that the software is legally licensed, and on the specific computers that the software is licensed to operate on.

You agree that you will not use this software as a “road map” or to copy ideas from for implementation into other competitive software programs.”

C-1

Exhibit D

Form of Legend

TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS NOT VALID EXCEPT TO THE EXTENT THAT SUCH TRANSFER HAS COMPLIED WITH THE PROVISIONS REGARDING TRANSFER CONTAINED IN THE BYLAWS, EFFECTIVE AS OF OCTOBER 1, 2007, AS MAY BE AMENDED FROM TIME TO TIME.  A COPY OF THE BYLAWS, WHICH IMPOSES VARIOUS RESTRICTIONS UPON THE HOLDER OF THIS CERTIFICATE, IS AVAILABLE TO INTERESTED PARTIES FOR INSPECTION AT THE OFFICES OF THE CORPORATION.  IN ADDITION, THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THE ASSET PURCHASE AGREEMENT, DATED JANUARY 31, 2013, AMONG THE CORPORATION, TEXTURA PLANSWIFT CORPORATION AND PLANSWIFT, LLC.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT SUCH TRANSFER MAY OTHERWISE LAWFULLY BE MADE.

D-1